                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-12

                               CIDCO INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                               [CIDCO LETTERHEAD]





To The Stockholders of CIDCO Incorporated:

        CIDCO Incorporated has agreed to sell its Telco business and assets to CIDCO Communications, LLC, a newly formed LLC led by technology investor and executive David Lee. CIDCO Incorporated will receive $5 million in cash at closing and certain inventory and royalty payments after the closing. CIDCO estimates the total value of the transactions to have a present value to CIDCO of between $15 million and $20 million. CIDCO is selling its Telco business in order to permit CIDCO to focus its resources on its Internet appliance business.

        The board of directors of CIDCO has approved the transaction and unanimously recommends that its stockholders vote FOR the sale of the Telco business. The board of directors of CIDCO urges you to read this Proxy Statement, including the section describing risk factors that begins on page 10.

        The dates, times and places of the special meeting are as follows:

                               December  [8], 2000
                               10:00 a.m.
                               220 Cochrane Circle
                               Morgan Hill, California  95037

        Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please vote as soon as possible to make sure your shares are represented at the meeting.

        I strongly support this transaction and join our board of directors in enthusiastically recommending that you vote in favor of this proposal.


                                           Paul G. Locklin
                                           President and Chief Executive Officer

        This proxy statement is dated November ___, 2000 and is first being mailed to stockholders of CIDCO on November ___, 2000.

                               CIDCO INCORPORATED
                               220 Cochrane Circle
                          Morgan Hill, California 95037

                               November ___, 2000

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS



         A special meeting (the "Special Meeting") of stockholders of CIDCO Incorporated will be held at CIDCO's corporate offices at 220 Cochrane Circle, Morgan Hill, California 95037, on December [8], 2000, at 10:00 a.m., for the following purposes:


        1. To consider and vote upon the proposed sale of CIDCO's Telco business and assets to CIDCO Communications, LLC.

        2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

        Holders of record of common stock of CIDCO at the close of business on November [1], 2000, are entitled to notice of and to vote at the Special Meeting or any adjournment thereof.


                                  By Order of the Board of Directors


                                  ----------------------------------------------
                                  Paul G. Locklin, President and Chief Executive Officer

                             YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. PROXIES ARE REVOCABLE, AND YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON AT THE SPECIAL MEETING.

                               CIDCO INCORPORATED
                               220 Cochrane Circle
                          Morgan Hill, California 95037


                                 PROXY STATEMENT



        This proxy statement is being furnished to stockholders of CIDCO Incorporated ("CIDCO" or the "Company") in connection with the solicitation of proxies on behalf of its board of directors to be used at a special meeting to be held December [8], 2000 at 10:00 a.m. at CIDCO's corporate offices located at 220 Cochrane Circle, Morgan Hill, California 95037 (the "Special Meeting") and any adjournment thereof.


        This proxy statement is being mailed to CIDCO's stockholders on or about November ___, 2000.


        Only stockholders of record as of the close of business on November [1], 2000, are entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof. On November 1, 2000, CIDCO had [14,418,298] shares of Common Stock, par value $.01, outstanding. Each share is entitled to one vote. Shares cannot be voted at the Special Meeting unless the holder thereof is present or represented by proxy.



        ANY STOCKHOLDER EXECUTING THE ACCOMPANYING PROXY HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE. SUCH REVOCATION MAY BE MADE IN PERSON AT THE SPECIAL MEETING OR BY WRITTEN NOTIFICATION TO THE SECRETARY OF CIDCO. EVERY PROPERLY SIGNED PROXY WILL BE VOTED, UNLESS PREVIOUSLY REVOKED, IF THE PROXY IS RETURNED TO CIDCO PROPERLY EXECUTED AND IN SUFFICIENT TIME TO PERMIT THE NECESSARY EXAMINATION AND TABULATION BEFORE A VOTE IS TAKEN.



        At the Special Meeting, stockholders will be asked to vote on a proposal to consider and vote upon the proposed sale of CIDCO's Telco business and assets to CIDCO Communications, LLC (the "Asset Sale"), and to transact such other business as may properly come before the Special Meeting or any adjournment thereof.


        CIDCO's address is 220 Cochrane Circle, Morgan Hill, California 95037, and its telephone number is (408) 779-1162.

                                TABLE OF CONTENTS

                                                                                Page
WHERE YOU CAN FIND MORE INFORMATION............................................   1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................   1

WHO CAN HELP ANSWER YOUR QUESTIONS.............................................   2

QUESTIONS AND ANSWERS ABOUT CIDCO'S PROPOSALS..................................   3

SUMMARY........................................................................   4
  THE COMPANIES................................................................   4
    CIDCO......................................................................   4
    CIDCO Communications, LLC..................................................   4
  THE SPECIAL MEETING..........................................................   5
    Date, Place and Time.......................................................   5
    Record Date................................................................   5
    Purpose....................................................................   5
    Voting.....................................................................   5
  STRUCTURE OF THE TRANSACTION.................................................   5
    Assets to be Sold..........................................................   5
    Purchaser..................................................................   5
    Sale Price.................................................................   5
    Covenant Not to Compete....................................................   6
    Indemnification............................................................   6
  TREATMENT OF CIDCO STOCK OPTIONS.............................................   6
  INTERESTS OF CERTAIN PERSONS IN THE ASSET SALE...............................   7
  USE OF PROCEEDS..............................................................   8
  REASONS FOR THE ASSET SALE...................................................   8
  FAIRNESS OPINION.............................................................   8
  REGULATORY APPROVALS.........................................................   8
  TAX CONSEQUENCES.............................................................   8
  ACCOUNTING TREATMENT.........................................................   8
  BOARD OF DIRECTOR RECOMMENDATION.............................................   8
  DISSENTERS' RIGHTS...........................................................   9

RISK FACTORS...................................................................  10

Special note regarding forward-looking statements..............................  10

SELECTED HISTORICAL FINANCIAL INFORMATION......................................  18
  UNAUDITED PRO FORMA FINANCIAL DATA...........................................  19
  COMPARATIVE PER SHARE DATA...................................................  21

THE SPECIAL MEETING............................................................  22
  PURPOSE......................................................................  22
  RECORD DATE AND VOTING RIGHTS AND REQUIREMENTS...............................  22

    Record Date................................................................  22
    Quorum Requirement.........................................................  22
    Vote Required..............................................................  22
    Abstentions and Broker Non-Votes...........................................  22
    Voting of and Revocation of Proxies........................................  23
    Solicitation of Proxies....................................................  23
    Stockholder Proposals......................................................  23

THE ASSET SALE PROPOSAL........................................................  24
  BACKGROUND OF THE ASSET SALE.................................................  24
  REASONS FOR THE ASSET SALE...................................................  27
  OPINION OF FINANCIAL ADVISOR.................................................  30
    Summary of Consideration Received..........................................  32
    Comparable Company Analysis................................................  32
    Comparable Transaction Analysis............................................  32
    Discounted Cash Flow Analysis..............................................  33
    Determination of Value.....................................................  33
    Conclusion.................................................................  33

THE ASSET PURCHASE AGREEMENT...................................................  35
  SALE PRICE, POST-CLOSING PAYMENTS AND ADJUSTMENTS............................  35
  USE OF PROCEEDS..............................................................  36
  ASSETS.......................................................................  36
  COVENANT NOT TO COMPETE......................................................  36
  REPRESENTATIONS, WARRANTIES AND COVENANTS....................................  36
  COVENANTS....................................................................  37
    Indemnification for Breach of Representations and Warranties...............  38
    Indemnification for Patent Claim...........................................  38
  CONDITIONS...................................................................  39
  TERMINATION..................................................................  39
  EXCLUSIVITY..................................................................  40
  License to Certain Trademarks................................................  40
  RELATED AGREEMENTS...........................................................  41
  License Back Agreement.......................................................  41
  CIDCO Europe License Agreement...............................................  41

EMPLOYMENT OFFER AND EMPLOYEE STOCK OPTIONS....................................  41

CERTAIN TAX CONSEQUENCES OF ASSET SALE.........................................  42

BENEFICIAL OWNERSHIP  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT.....................................................................  43

OTHER MATTERS..................................................................  45

                       WHERE YOU CAN FIND MORE INFORMATION


        CIDCO Incorporated files annual, quarterly, and special reports, proxy statements, and other information with the United States Securities and Exchange Commission (the "SEC"). CIDCO's common stock is traded on the Nasdaq National Market under the symbol "CDCO." You may read and copy any document filed by CIDCO at the SEC's public reference facilities or on the SEC's website at http://www.sec.gov, as discussed in more detail below.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows CIDCO to "incorporate by reference" the information it files with the SEC, which means that CIDCO can disclose important information by referring you to documents previously filed with the SEC. The information incorporated by reference is considered a part of this proxy statement, and any later information that CIDCO files with the SEC will automatically update and supersede this information.

        CIDCO incorporates by reference the documents listed below, and any additional documents filed by CIDCO with the SEC between the date of this proxy statement and the date of the CIDCO Special Meeting. The documents CIDCO incorporates by reference are:

        - CIDCO's annual report on Form 10-K for the fiscal year ended December 31, 1999;

        - CIDCO's quarterly report on Form 10-Q for the quarter ended March 31, 2000; and

        - CIDCO's quarterly report on Form 10-Q for the quarter ended June 30, 2000.

        Documents incorporated by reference are available without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this proxy statement. You may obtain documents incorporated by reference by requesting them in writing or by telephone from CIDCO as follows:

              CIDCO INCORPORATED
              220 COCHRANE CIRCLE
              MORGAN HILL, CALIFORNIA  95037
              ATTENTION:  RICHARD D. KENT, CHIEF
                      FINANCIAL OFFICER
              PHONE NUMBER:  (408) 779-1162

        In order to ensure timely delivery of the documents, any requests should be made by November ___, 2000. In addition, copies of the documents incorporated by reference may be inspected and copied at the following public reference facilities maintained by the SEC:

       Judiciary Plaza                  Citicorp Center                 Seven World Trade Center
       Room 1024                        500 West Madison Street         13th Floor
       450 Fifth Street, N.W.           Suite 1400                      New York, New York  10048
       Washington, D.C. 20549           Chicago, Illinois 60661

        Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements, and other information regarding CIDCO. The address of the SEC website is http://www.sec.gov. Reports, proxy statements, and other information concerning CIDCO can also be inspected at the Nasdaq National Market, Operations, 1735 K Street, N.W., Washington, D.C.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

        If you have additional questions about the Asset Sale, you should contact:

                 CIDCO Incorporated
                 220 Cochrane Circle
                 Morgan Hill, California  95037
                 Attention:  Richard D. Kent, Chief
                         Financial Officer
                 Phone Number:  (408) 779-1162

        If you have additional questions about the solicitation of your proxy, you should contact:

                            MacKenzie Partners Inc.
                            156 Fifth Avenue
                            New York, New York 10010
                            212-929-5500 (call collect)
                            800-322-2885 (call toll free)

        "CIDCO" is the registered trademark of CIDCO and "MailStation" is a trademark of CIDCO. All other product and brand names are trademarks or registered trademarks of their respective holders.

                           QUESTIONS AND ANSWERS ABOUT
                                CIDCO'S PROPOSAL


Q.   WHO IS SOLICITING MY PROXY?

A.   The board of directors of CIDCO.

Q.   WHERE AND WHEN IS THE SPECIAL MEETING OF THE STOCKHOLDERS?

A. The special meeting of the stockholders of CIDCO will be held at CIDCO's corporate offices located at 220 Cochrane Circle, Morgan Hills, California 95037, at 10:00 A.M., December [8], 2000.

Q.   WHAT AM I VOTING ON?


     Whether to approve the sale of substantially all of the assets relating to CIDCO's Telco business to CIDCO Communications, LLC ("Buyer"). Buyer will pay $5 million in cash at closing, and will make royalty payments and payments for inventory to CIDCO after the closing. CIDCO estimates the total value of the transaction to be between $15 million and $20 million. See "The Asset Purchase Agreement--Sale Price, Post-Closing Payments and Adjustments."


Q.   WHY SHOULD CIDCO SELL ITS TELCO BUSINESS?

A. As described in greater detail in this proxy statement, the board of directors believes that it is in the best interests of CIDCO and its stockholders to sell its Telco business in order to allow CIDCO to focus its resources on its Internet appliance business. See "The Asset Purchase Sale Proposal--Reasons for the Asset Sale."

Q.   HOW DO I KNOW IF CIDCO IS RECEIVING FAIR VALUE FOR THE ASSETS?


A. Based on a variety of factors including but not limited to the current financial condition and future prospects for CIDCO's Telco business, a survey of possible alternatives to the transaction, and a fairness opinion delivered to the CIDCO board of directors by Alliant Partners, a technology-focused mergers and acquisitions advisory firm, the CIDCO board of directors believes that the consideration to be received from Buyer for the sale of the assets is fair to CIDCO. See "The Asset Sale Proposal--Opinion of Financial Advisor."


Q. WILL ANY OF THE MONEY RECEIVED FROM THE TRANSACTION BE DISTRIBUTED TO THE CIDCO STOCKHOLDERS?

A. No. If the proposed sale is consummated, CIDCO will remain a public company, and will be engaged in the development, sale and marketing of Internet appliances and related services. CIDCO intends to use the proceeds from the sale as working capital to further its business objectives.

Q.   WILL STOCKHOLDERS HAVE APPRAISAL RIGHTS?

A. No. Stockholders do not have appraisal rights as a result of this transaction.

Q.   WHAT SHOULD I DO NOW?

A. Carefully read this document and indicate on the proxy card how you want to vote. Sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. You should indicate your vote now even if you expect to attend the special meeting and vote in person. Indicating your vote now will not prevent you from later canceling or revoking your proxy right to the day of the special meeting and will ensure that your shares are voted if you later find you cannot attend the special meeting. IF YOU DO NOT VOTE, THIS WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE TRANSACTION.

Q.   CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A. Yes. You can change your vote in one of three ways any time before your proxy is voted at the special meeting by (i) revoking your proxy by written notice stating that you would like to revoke your proxy; (ii) completing and submitting a new proxy card; or (iii) attending the special meeting and voting in person.

Q.   MY SHARES ARE HELD IN THE "STREET NAME." WILL MY BROKER VOTE MY SHARES?


A. A broker will vote shares only if you provide him or her with instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct him or her to vote the shares. Otherwise, your broker will not be permitted to vote your shares. IF YOU VOTE DO NOT INSTRUCT YOUR BROKER ON HOW TO VOTE, THIS WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE TRANSACTION.


Q.   WHOM SHOULD I CONTACT WITH QUESTIONS?

     If you have any questions about the transaction you should contact either Paul G. Locklin or Richard D. Kent, the President/CEO and Chief Financial Officer, respectively, at CIDCO Incorporated, 220 Cochrane Circle, Morgan Hill, CA 95037 or (408) 779-1162. If you need additional copies of this proxy statement or the enclosed proxy card, you should contact MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10016, (212) 929-5500 (call collect), 800-322-2885 (call toll free).

                                     SUMMARY

        THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE TRANSACTION FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE TRANSACTION, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE OTHER AVAILABLE INFORMATION REFERRED TO IN "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE (1). THE ASSET PURCHASE AGREEMENT IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX A. YOU ARE ENCOURAGED TO READ THE ASSET PURCHASE AGREEMENT AS IT IS THE MAIN LEGAL DOCUMENT THAT GOVERNS THE ASSET SALE.

        YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE (10) IN EVALUATING WHETHER TO APPROVE THE ASSET SALE. THESE RISK FACTORS SHOULD BE CONSIDERED ALONG WITH ANY ADDITIONAL RISK FACTORS IN DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT AND ANY OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN, INCLUDING IN CONJUNCTION WITH FORWARD-LOOKING STATEMENTS MADE HEREIN. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE (1).

THE COMPANIES

CIDCO


        CIDCO is a supplier of advanced telephony products such as Caller ID and Network Service equipment which support Caller ID, Voice Mail, Three-way Caller Conferencing, Caller ID on Call Waiting and/or other intelligent Network Services being offered by Regional Bell Operating Companies ("RBOCs" and, together with telephone companies "Telcos") as well as Internet Service Providers, both domestic and international (the "Telco Business"). CIDCO's telephony products and services are provided to telephone subscribers primarily through distribution arrangements with Telcos.


        In July 1999, CIDCO introduced its Internet appliance, MailStation. CIDCO's MailStation is a simple, inexpensive, single-use e-mail device, which uses the Internet/telephony networks to enable consumers to handle interpersonal communication in a non-PC environment. The MailStation is the first in a series of Internet appliances that CIDCO plans to offer within the next couple of years. CIDCO distributes MailStation primarily through established retail outlets, including Best Buy, Comp USA, K-Mart, Good Guys, Office Depot, OfficeMax, Radio Shack, Staples and Target. After the Asset Sale, CIDCO will remain a public company and will continue to operate its current Internet appliance business and develop related products and services (the "Internet Appliance Business").

CIDCO COMMUNICATIONS, LLC


        CIDCO Communications, LLC ("Buyer") is a newly-formed Delaware limited liability company, which was formed and is controlled by technology investor and executive Mr. David Lee. This entity was formed to consummate the Asset Sale.

THE SPECIAL MEETING

DATE, PLACE AND TIME

        The Special Meeting of stockholders of CIDCO will be held at CIDCO's corporate offices located at 220 Cochrane Circle, Morgan Hill, California 95037 on December 8, 2000, at 10:00 a.m.

RECORD DATE

        November [1], 2000 (the "Special Meeting Record Date").

PURPOSE

        The Special Meeting is being held to consider and vote on a proposal to sell the assets of CIDCO's Telco Business to CIDCO Communications, LLC.

VOTING

        At the Special Meeting, each holder of record of Common Stock as of the Special Meeting Record Date will be entitled to one vote for each share held as of such date. The Asset Sale must be approved by the holders of a majority of CIDCO outstanding shares of Common Stock.

STRUCTURE OF THE TRANSACTION

ASSETS TO BE SOLD

        The transaction is structured as a sale of assets. CIDCO will sell substantially all assets related to its Telco Business and discontinue its Telco Business. The Telco Business includes specified contracts, inventory, intellectual property, tangible assets and goodwill associated with the Telco Business. Buyer has agreed to license back CIDCO's intellectual property for CIDCO's use, subject to CIDCO's covenant not to compete, as described below.

PURCHASER

        Buyer is a newly-formed Delaware limited liability company, whose principal owner is technology investor and executive Mr. David Lee. Buyer has no significant assets at this time. CIDCO has received a commitment from Buyer's owner, Mr. David Lee, that Mr. Lee will provide Buyer $5 million for the purchase price at the closing. Mr. Lee has also agreed to provide financing for Buyer to fund its working capital requirements during the four-year period Buyer has continuing royalty obligations to CIDCO.

SALE PRICE

        CIDCO will sell the assets of its Telco Business to Buyer for $5,000,000 cash at closing, plus certain inventory and royalty payments to be received by CIDCO after closing, subject to a post-closing adjustment for warranty repair and merchandise exchange obligations. See "The Asset Purchase Agreement - Sale Price, Post-Closing Payments and Adjustments." CIDCO estimates the present value of the transaction to be between $15 million and $20 million. CIDCO will retain all cash and accounts receivable associated with the Telco Business.

        Buyer will also assume liabilities arising under contracts related to the Telco Business arising after the closing and obligations to provide product warranty repair and merchandise exchange services to persons who purchased telephony products prior to the closing. CIDCO will retain substantially all liabilities arising out of or relating to the conduct of the Telco Business which arose prior to the closing, including accounts payable, and all liabilities which relate to the Internet Appliance Business. Buyer will receive a purchase price adjustment in consideration of its assuming the pre-closing warranty, repair and merchandise exchange obligations, which is based on a formula applied to actual shipments of products during the 30 days prior to closing. The formula was derived from data of historical returns and repairs. See "The Asset Purchase Agreement - Sale Price, Post-Closing Payments and Adjustments."

COVENANT NOT TO COMPETE

        In connection with the Asset Sale, CIDCO has agreed not to compete with Buyer in the Telco Business for a period of 48 months after the closing of the Asset Sale.

INDEMNIFICATION

        CIDCO has agreed to indemnify Buyer for any damages to Buyer arising from any breach by CIDCO of any of its representations or warranties under the Asset Purchase Agreement within one year after the closing date. CIDCO's indemnification obligations are limited by a $250,000 deductible and an overall cap of $1 million on the amount of the indemnification. See "The Asset Purchase Agreement - Indemnification for Breach of Representations and Warranties."

        CIDCO also agreed to separately indemnify Buyer for any damages incurred by Buyer as a result of patent infringement claims under patents held by Active Voice Corporation. CIDCO and Active Voice were parties to a patent infringement lawsuit related to such Active Voice patents. On September 29, 2000, Active Voice and CIDCO settled this litigation. As part of the Settlement Agreement, CIDCO agreed to pay Active Voice $2 million for past and future royalties owing under Active Voice's patents. CIDCO and Buyer have agreed that for four years after the closing, Buyer will reimburse CIDCO for $0.40 per unit of telephony product sold by Buyer which uses the Active Voice patent. CIDCO is entitled to receive Buyer's payments on a quarterly basis. See "The Asset Purchase Agreement
- Indemnification for Patent Claim."

TREATMENT OF CIDCO STOCK OPTIONS

        The Asset Sale may be deemed a sale of "substantially all of the assets" or a "change in control" of CIDCO under certain of its employee stock plans, including the 1993 Stock Option Plan (the "1993 Plan"), the 1998 Nonstatutory Stock Option Plan (the "1998 Plan"), the 1999 Employee Stock Purchase Plan (the "Purchase Plan") and the 1994 Directors' Stock Option Plan (the "Directors Plan"). As a consequence of this treatment under the terms of the 1993 Plan and the 1998 Plan, the vesting of stock options held under those plans by individuals who will cease to be CIDCO employees at the time of the Asset Sale will be accelerated in full effective 10 days prior to, but conditioned upon the consummation of, the Asset Sale. Option holders who are expected to cease to be CIDCO employees immediately prior to the Asset Sale currently hold options for approximately 638,554 shares, of which approximately 258,094 shares will be accorded accelerated vesting as a result of the Asset Sale. If not exercised prior to the Asset Sale, these options held by employees whose employment with CIDCO will terminate immediately prior to the Asset Sale will expire and cease to be exercisable upon the consummation of the Asset Sale. See "Employment Offer and Employee Stock Options."



        The board of directors has adopted resolutions providing that all options outstanding under the 1993 Plan, the 1998 Plan and the Directors Plan held by those employees and directors whose service with CIDCO will not terminate upon the consummation of the Asset Sale and instead will continue in effect under their existing terms. Accordingly, options held by employees and directors who will remain with CIDCO immediately following the Asset Sale will continue in effect under the existing terms, will remain outstanding and their vesting will not accelerate as a result of the Asset Sale. However, if the service of an employee holding an option granted under the 1993 Plan or the 1998 Plan terminates within a period of 12 months following the Asset Sale, either involuntarily for reasons other than "cause" (as defined by the plans) or as a result of the employee's resignation for "good reason" (as defined by the plans), then any unvested portion of such employee's option will vest in full. CIDCO currently anticipates that a number of employees may receive accelerated vesting of their options as a result of their involuntary termination following limited periods of employment with CIDCO after the Asset Sale.



        The board of directors has also adopted resolutions providing that all rights to purchase CIDCO common stock then outstanding under the Purchase Plan will also continue in accordance with their existing terms after the Asset Sale. Those employees who are participants in the Purchase Plan and who remain employed by CIDCO following the Asset Sale will remain participants on the same terms following the Asset Sale. However, in accordance with the provisions of the Purchase Plan, those employees participating in the Purchase Plan who cease to be CIDCO employees following the Asset Sale will cease to be participants in the Purchase Plan immediately upon their termination of employment.


INTERESTS OF CERTAIN PERSONS IN THE ASSET SALE


        As a condition to closing, Ian Laing, an officer of CIDCO, will enter into an employment agreement with Buyer, the terms of which have not been disclosed to CIDCO. Except for Ian Laing, to the knowledge of CIDCO, no other executive officer or director of CIDCO has been offered a written employment contract with Buyer. To the knowledge of CIDCO, none of its executive officers or directors has any ownership in Buyer. The Asset Sale is considered a "change of control" for purposes of Mr. Laing's employment agreement. Under the terms of this employment agreement, because Buyer is not assuming the agreement, Mr. Laing would be entitled to receive twelve months of his annual base salary, paid in a lump sum, and to elect continued medical insurance coverage for himself and his eligible dependents under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") for a period of 12 months following his date of separation. CIDCO and Mr. Laing have agreed that instead of a lump sum cash payment to Mr. Laing, CIDCO will pay Mr. Laing $100,000 two weeks after closing of the Asset Sale. In addition, if Mr. Laing's employment with Buyer terminates within one year of the closing date, then CIDCO will pay Mr. Laing an additional $100,000 in cash. Mr. Laing will also be entitled to have his stock options continue to vest for a period of twelve months after closing. Vesting for Mr. Laing's unvested stock options for CIDCO common stock would otherwise have been accelerated ten (10) days prior to the closing of the Asset Sale, conditioned on such closing, and would have terminated to the extent unexercised as of the closing.



        Options held by officers who will remain with CIDCO immediately following the Asset Sale will remain outstanding and their vesting will not accelerate as a result of the Asset Sale. However, if the service of an officer holding an option granted under the 1993 Plan or the 1998 Plan terminates within a period of 12 months following the Asset Sale, either involuntarily for reasons other than "cause" (as defined by the plans) or as a result of the officer's resignation for "good reason" (as defined by the plans), then any unvested portion of such officer's option will vest in full. As of September 30, 2000, officers remaining with CIDCO after the closing of the Asset Sale held as options for

______________ shares of CIDCO common stock in the aggregate, of which
______________ shares are unvested.


USE OF PROCEEDS

        CIDCO will utilize the cash proceeds from the sale as working capital to finance development and marketing of its Internet Appliance Business.

REASONS FOR THE ASSET SALE

        The CIDCO board of directors approved the Asset Sale primarily for the following reasons: CIDCO has limited resources and each of the businesses that it is engaged in, the Telco Business and the Internet Appliance Business, is highly competitive and will require continuing investment. The sale of the Telco Business will allow CIDCO management to focus attention and resources on its Internet Appliance Business. CIDCO will have additional capital from the Asset Sale to invest in the Internet Appliance Business. The board of directors believes that of the two businesses, the Internet Appliance Business offers stronger revenue growth potential, recurring revenue and potentially higher margins from that recurring revenue. See "The Asset Sale Proposal - Reasons for the Asset Sale."

FAIRNESS OPINION

        In deciding whether to approve the Asset Sale, CIDCO's board of directors considered the opinion of its financial advisor, Alliant Partners, that, as of the date of its opinion, and subject to and based on the consideration referred to in its opinion, the consideration to be provided in connection with the Asset Sale is fair to CIDCO, from a financial point of view. The full text of this opinion is attached as Annex B to this proxy statement. CIDCO urges you to read the opinion of Alliant Partners in its entirety. See "The Asset Sale Proposal - Opinion of Financial Advisor."

REGULATORY APPROVALS

        CIDCO and Buyer agreed to promptly as practicable after the execution of the Asset Purchase Agreement to make any required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act") in connection with the Asset Sale. The parties agreed to use best efforts to file all notices and reports required under the HSR Act. On October 25, 2000, CIDCO and Buyer filed the Notification and Report for Certain Mergers and Acquisitions required by the HSR Act. The parties have not yet received clearance regarding the Asset Sale under the HSR Act.

TAX CONSEQUENCES

        CIDCO anticipates that the Asset Sale will not cause CIDCO to incur any U.S. federal income tax liability. CIDCO stockholders will not have any taxable gain or loss as a result of the Asset Sale.





BOARD OF DIRECTOR RECOMMENDATION

        CIDCO's board of directors believes that the terms of the proposed sale of the Telco Business to Buyer are fair to, and in the best interests of, CIDCO and its stockholders, and unanimously voted to approve the terms of the Asset Purchase Agreement. CIDCO's board of directors unanimously recommends that you vote FOR the Asset Sale.

DISSENTERS' RIGHTS

        Delaware corporate law, which governs CIDCO as a Delaware corporation, does not afford dissenters' or appraisal rights in connection with asset sale transactions, like the Asset Sale, therefore CIDCO Stockholders have no dissenters', or appraisal rights with respect to the Asset Sale.

                                  RISK FACTORS

        You should carefully consider the risks described below regarding the Asset Sale and CIDCO's business following the Asset Sale, together with all the other information included in this proxy statement, before making a decision about voting on the proposal submitted for your consideration. If any of the following risks actually occur, CIDCO's business, financial condition, or results of operation could be materially harmed. If CIDCO's business is harmed, the trading price of CIDCO's common stock could decline and you could lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


        This proxy statement and the documents incorporated by reference, including the risk factors in this Section, contain forward-looking statements, which reflect CIDCO's current views with respect to future events, which may impact its results of operations and financial condition. In this proxy statement, the words "anticipates," "believes," "expects," "intends," "future," "may," "will," "should," "plans," "estimates," "potential" or "continue," or the negative of these terms, or other similar expressions, identify forward-looking statements. These forward-looking statements are only predictions and are subject to risks and uncertainties and other factors, including those set forth below under the caption "Risks Factors" and elsewhere in this proxy statement and the documents incorporated by reference which could cause actual future results to differ materially from historical results or those described in the forward-looking statements. The forward-looking statements contained in this proxy statement should be considered in light of these factors. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we have no intention or obligation to up date publicly any forward looking statements after we distribute this proxy statement, whether as a result of new information, further events or otherwise.

        OUR TELCO BUSINESS HAS ACCOUNTED FOR SUBSTANTIALLY ALL OUR REVENUES TO DATE AND OUR INTERNET APPLIANCE BUSINESS REVENUES ARE NOT EXPECTED IN THE NEAR TERM TO REPLACE OUR CURRENT REVENUES FROM OUR TELCO BUSINESS.


        Although the Telco Business has recently experienced declining revenue, it has comprised approximately 85% of our revenue for the nine-month period ending September 30, 2000, and more than 90% for each of our three prior fiscal years. Although our Internet Appliance Business sales to subscribers have grown steadily, with a seasonal increase in the fourth quarter of 1999, these revenues are not expected to equal or exceed our revenues from the Telco Business in the near term, and we will be operating at a loss.


        OUR INTERNET APPLIANCE BUSINESS HAS NOT GENERATED SIGNIFICANT REVENUES TO DATE AND HAS BEEN INCURRING SIGNIFICANT LOSSES SINCE INCEPTION, AND WE EXPECT THESE LOSSES TO CONTINUE INTO CALENDAR YEAR 2002.



        The Internet Appliance Business was commenced in July 1999, has limited operational history and has been incurring significant losses since its inception. We expect these losses to continue into calendar 2002. We will need to achieve significant greater revenues to achieve profitability. There can be no assurance that we will be successful in increasing revenues of the Internet Appliance Business, or generating acceptable margins, or if we do, that operation of the Internet Appliance Business as a standalone business will be a profitable business enterprise. If we are unable to achieve significantly greater revenue and significantly greater recurring revenue from our Internet Appliance Business, our losses will likely continue indefinitely. If this occurs the market price of our common stock could suffer.

        WE CANNOT PREDICT OUR FUTURE RESULTS BECAUSE OUR INTERNET APPLIANCE BUSINESS HAS LIMITED OPERATING HISTORY.

        We began offering the MailStation for sale in July 1999. Given our limited operating history in the Internet Appliance Business it will be difficult to predict our future results. You should consider the uncertainties that we may encounter as an early stage company in a new and rapidly evolving market. These uncertainties include:

        -   market acceptance of Internet appliances;

        - consumer demand for, and acceptance of our MailStation product and follow-on products;

        -   our ability to create user-friendly applications;

        - our ability to use advertising effectively to create brand awareness and drive subscriber growth;

        - our ability to contract with content and service providers who will furnish information and services our customers find useful; and

        -   our unproven and evolving business model.

        WE MAY NOT BE ABLE TO SUSTAIN OR ACCELERATE SUBSCRIBER GROWTH, OR SUSTAIN OR ACCELERATE RECURRING REVENUE FROM MAILSTATION AND FUTURE INTERNET APPLIANCE PRODUCTS.


        The Internet appliance market is relatively new and undeveloped and there can be no assurance that demand for products like our MailStation will increase or be sustained, or that our current or future products will have market acceptance in that product category. Many of our potential customers have never purchased Internet service for personal use, used the Internet or email or engaged in ecommerce transactions. We must convince these potential users to purchase our Internet appliance product offerings and continue to pay a subscription fee for services. Our acquisition costs per subscriber are currently very high due to the significant costs associated with advertising, development of the retail distribution channel and our brand marketing campaign, and our relatively low number of subscribers. To the extent we do not achieve subscriber growth and this cost per subscriber is not reduced, it will be difficult for us to generate meaningful revenue at acceptable margins or achieve profitability.


        In addition, we are not certain that MailStation customers will be willing to continue to pay subscription fees over the longer term, or that the rate at which subscribers do not renew (the "churn" rate) will not increase significantly over time. To the extent that the subscription model is not successful, because market acceptance for MailStation declines, or other business models evolve in connection with the evolving Internet appliances market, or our "churn" rate increases, we might have future unexpected declines in revenue. In addition, if our recurring revenue from subscriptions does not increase significantly, we will not generate improvement in our gross margins.

        AFTER THE ASSET SALE WE WILL BE DEPENDENT ON A SINGLE PRODUCT.

        Currently our Internet Appliance Business consists of one product, the MailStation. There can be no assurance that our existing market for MailStation will not be eroded. Further, although we plan to introduce other Internet appliance products in 2001, there can be no assurance that we will be able to correctly anticipate or timely develop and introduce products or services which meet the requirements of a changing marketplace or which will achieve market acceptance. If we do not timely develop and introduce new products in our Internet appliance product line as expected in 2001, we may not be able to sustain our existing relationships with retailers.

        IF WE ARE NOT ABLE TO DEVELOP AND SUSTAIN SUCCESSFUL RELATIONSHIPS WITH CONTENT AND E-MAIL HOSTING PROVIDERS, INTERNET SERVICE PROVIDERS AND OTHER THIRD PARTIES IMPORTANT TO THE INTERNET APPLIANCE BUSINESS, WE MAY NOT BE ABLE TO ATTRACT AND RETAIN CUSTOMERS.

        The MailStation includes content from third parties such as Yahoo! and services from Internet Service Providers and e-mail hosting providers. There can be no assurance that such relationships will continue or that we will develop relationships with additional or replacement content or service providers. Without such relationships, we may not sustain or increase market acceptance on demand for our Internet appliance products with existing and new customers. The inability to obtain content or services could result in delays in the development or delivery of new products and the loss of existing or potential customers. Moreover, if the content is not appealing to customers, inferior in quality or less desirable than content available otherwise, we could face decreased demand for our products and services.


        WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE IN THE HIGHLY COMPETITIVE AND RAPIDLY EVOLVING INTERNET APPLIANCE INDUSTRY.


        The markets for Internet appliances and Internet access service are intensely competitive, evolving and subject to rapid technological change. These markets are characterized by an increasing number of entrants. We compete for customers directly with V-Tech, and indirectly with companies such as Compaq, Intel, Microsoft and Netpliance.

        Virtually all of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a substantially larger installed base of customers than we do. In addition, many of our competitors have nationally known brands and have extensive knowledge of our industry. Moreover, our current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address consumer needs or to combine hardware product and service offerings. We expect the intensity of competition in this market to increase in the future. Increased competition is likely to result in price reductions, reduced or negative margins and difficulty in gaining market share. Any of these effects could seriously harm our business.

        WE RELY ON A SINGLE THIRD-PARTY TO MANUFACTURE OUR INTERNET APPLIANCES. IF OUR MANUFACTURER FAILS TO DELIVER OUR PRODUCTS IN A RELIABLE, TIMELY AND COST-EFFICIENT MANNER,

OUR BUSINESS WILL SUFFER. OUR MANUFACTURER ALSO HAS THE RIGHT TO SELL OR LICENSE THE HARDWARE TECHNOLOGY USED IN OUR PRODUCTS TO THIRD PARTIES WHO MAY COMPETE WITH US.

        We depend on our relationship with Inventec, a manufacturer based in China, Taiwan and Malaysia, as the sole source for the production and delivery of our MailStation. If Inventec does not produce our products on a timely basis or delivers products of unacceptable quality, that do not meet specifications or are otherwise flawed, we may have to delay product delivery, recall or replace unacceptable products. As a result, we could lose existing and potential customers.

        If Inventec is unable to manufacture our MailStation or future products due to natural disasters, political turmoil or other reasons, or if Inventec refuses to provide its manufacturing services on a timely basis and on commercially acceptable price terms and alternative providers of these services are not available on acceptable terms, our revenues may decline dramatically and our operating expenses could increase significantly. Moreover, reliance on contract manufacturers in foreign countries subjects us to risks of political instability, financial instability, expropriation, currency controls and exchange fluctuations, and changes in tax laws, tariffs and rules.


        In addition, although we own the user interface and software used in our products, which we believe provides significant value to consumers, Inventec owns substantially all of the intellectual property employed in the hardware for our Internet appliance products. So long as CIDCO meets certain volume thresholds, which CIDCO has met to date, Inventec may not sell similar products in the United States, Mexico and Canada. Inventec is not restricted from selling or licensing its intellectual property, selling the hardware to third parties, or manufacturing for third parties products containing such hardware. Third parties could use Inventec intellectual property to compete against us.


        IF OUR BRAND DOES NOT ACHIEVE THE BROAD RECOGNITION NECESSARY TO EXPAND AND MAINTAIN OUR USER BASE, OUR REVENUES MAY NOT GROW AND OUR FINANCIAL PERFORMANCE MAY SUFFER.

        We believe that broad recognition and a favorable consumer perception of our products and services is essential to our future success. Our success in promoting and maintaining our brand, or any other brand that we may use in the future, will depend largely on:

        - the success of our brand-enhancement strategy, including mass marketing and multi-media advertising, promotional programs and public relations activities; and

        -   the quality and ease-of-use of our services and applications.


        If we are unsuccessful in establishing or maintaining a favorable image of our products and services, we may not be able to expand our user base. In addition, in order to attract and retain users and to promote and maintain our brand or future brands, we expect to continue our significant marketing expenditures. If we incur the expected very significant expenses in promoting and maintaining our brand without a corresponding increase in revenue and income, our financial results could be seriously harmed and we could require capital sooner than expected.



        WE MAY NOT BE SUCCESSFUL IN MAINTAINING A STRONG RETAIL DISTRIBUTION CHANNEL FOR OUR INTERNET APPLIANCE BUSINESS.

        The success of the Internet Appliance Business depends on successfully developing and marketing to a strong retail distribution channel. Although we have developed good relationships with established retail outlets, we may not be able to sustain our existing retail relationships or expand our retail presence if we do not have a strong holiday sales campaign in 2000 or if we do not release new products to broaden our product line in 2001. If we are not successful in sustaining a strong national retail distribution channel, we may lose significant sales and our revenues may decline.


        WE MAY NOT BE ABLE TO REDUCE THE COST OF SUPPORT PER SUBSCRIBER TO ACCEPTABLE LEVELS.

        Internet appliances are a new product category and our customers often have little or no experience with computers or the Internet. Accordingly, the cost of support per subscriber is high due to the need for significant telephone support to users. Although we are developing documentation, functions and features to promote ease of use, we may not be successful in reducing the need for significant telephone support. If our cost of support per subscriber does not decline significantly, we will not be able to deliver acceptable margins or profitability in the future.

        RAPID TECHNOLOGICAL CHANGE COULD RENDER OUR PRODUCTS AND SERVICES OBSOLETE.


        The Internet and the e-commerce industries are characterized by rapid technological innovation, sudden changes in user and customer requirements and preferences, frequent new product and service introductions and the emergence of new industry standards and practices. Each of these characteristics could render our services, products, intellectual property and systems obsolete. The rapid evolution of our market requires that we improve continually the performance, features and reliability of our products and services, particularly in response to competitive offerings. Our success also will depend, in part, on our ability:


        - To develop or license new products, services and technology that address the varied needs of our customers and prospective customers, and

        - To respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

        If we are unable, for technical, financial, legal or other reasons, to adapt in a timely manner to changing market conditions or user preferences, we could lose customers, which would cause a decrease in our revenue.

        ANY TECHNOLOGICAL PROBLEMS WITH CIDCO PRODUCTS WILL ADVERSELY AFFECT MARKET ACCEPTANCE OF THOSE PRODUCTS.

        Significant undetected errors or delays in new products or releases may affect market acceptance of our products and could have a material adverse effect on our business, results of operations or financial condition. There can be no assurances that, despite our testing, errors will not be found in new products or releases after commencement of commercial shipments, resulting in loss of market share or failure to achieve market acceptance. Any such occurrences could have a material adverse effect on our business, results of operations or financial condition. Further, if we were to experience delays in the commercialization and introduction of new or enhanced products, if customers were to experience significant problems with products or if customers were dissatisfied with product functionality or performance, we could lose customers and market acceptance of our products would be adversely impacted.

        WE MAY BE UNABLE TO OBTAIN ADDITIONAL CAPITAL NEEDED TO GROW OUR BUSINESS, WHICH WOULD ADVERSELY IMPACT OUR BUSINESS. IF WE RAISE ADDITIONAL FINANCING, YOU MAY SUFFER SIGNIFICANT DILUTION.


        Although we expect that cash from the Asset Sale, cash on hand and cash from operations will be sufficient to satisfy our working capital and capital expenditure needs over the next 12 months, we may seek third party investment in calendar 2001 in order to provide additional working capital. We cannot be certain that financing from third parties will be available on acceptable terms to us or at all. Our future capital requirements will depend upon several factors, including the rate of market acceptance of our products and services, our ability to expand our installed base and our level of expenditures for sales and marketing. If our capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. If we cannot raise funds on acceptable terms, we may not be able to develop our products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could have a material adverse effect on our ability to grow our business. Further, if we issue equity securities, you will experience dilution of your ownership percentage, and the new equity securities may have rights, preferences or privileges senior to those of our common stock.

        OUR QUARTERLY FINANCIAL RESULTS FLUCTUATE SIGNIFICANTLY AND MAY FALL SHORT OF ANTICIPATED RESULTS WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE AND LEAD TO SECURITIES LITIGATION.


        We have experienced in the past, and may experience in the future, significant fluctuations in sales and operating results from quarter to quarter as a result of a variety of factors, including the timing of orders for our products; the addition or loss of distribution channels or outlets; the timing and market acceptance of new product introductions by us or our competitors; changes in our product mix that may affect sales prices, margins or both; technological difficulties and resource constraints encountered in developing, testing and introducing new products; disruption in sources of supply, manufacturing and product delivery; changes in material costs; regulatory changes; general economic conditions; competitive pressures, including reductions in average selling prices and resulting erosions of margins; and other factors. Accordingly, our quarterly results are difficult to predict until the end of each particular quarter, and delays in product delivery or closing of expected sales near the end of a quarter can cause quarterly revenues and net income to fall significantly short of anticipated levels. Because of these factors, we believe that period-to-period comparisons of its results of operations are not necessarily meaningful and that such comparisons should not be relied upon as indications of future performance. Due to all of the foregoing factors, it is likely that in some future quarter our operating results will be below the expectations of public market analysts and investors. In such event, the price of our Common Stock would likely be materially adversely affected and we could be subject to securities litigation.

        WE ARE HIGHLY DEPENDENT ON OUR KEY PERSONNEL TO MANAGE OUR BUSINESS AND BECAUSE OF COMPETITION TO QUALIFIED PERSONNEL WE MAY NOT BE ABLE TO RECRUIT OR RETAIN NECESSARY PERSONNEL.

        Our continued growth and success depend to a significant extent on the continued services of our senior management and other key employees and our ability to attract and retain highly skilled technical, managerial, sales and marketing personnel experienced in the retail consumer channel and the Internet appliance business. Competition for such personnel is intense. There can be no assurance that we will be successful in continuously recruiting new personnel or in retaining existing personnel. None of our employees is subject to a long-term employment agreement. The loss of one or more key employees or our inability to attract additional qualified employees or retain other employees could have a material adverse effect on our business, results of operations and financial condition. In addition, we may experience increased compensation costs in order to attract and retain skilled employees.

        WE MAY NOT BE ABLE TO PROTECT INTELLECTUAL PROPERTY OF OUR INTERNET APPLIANCE BUSINESS AGAINST THIRD-PARTY CLAIMS OF INFRINGEMENT.


        We have patent protection on certain aspects of our existing technology, and have filed patent applications regarding our MailStation product. We also rely on trade secret protection, copyrights, trademarks and contractual provisions to protect our proprietary rights.


        There can be no assurance that these protective measures will be adequate to protect our proprietary rights, that others have not or will not independently develop or otherwise acquire equivalent or superior technology, or that we will not be required to obtain royalty-bearing licenses to use other intellectual property in order to utilize the inventions embodied in its patents. There also can be no assurance that any patents will be issued pursuant to our current or future patent applications or that patents issued pursuant to such applications or any patents we currently own will not be invalidated, circumvented or challenged.

        Moreover, there can be no assurance that the rights granted under any such patents will provide competitive advantages to us or be adequate to safeguard and maintain our proprietary rights

        WE MAY NOT BE ABLE TO PROCURE FOR THE INTERNET APPLIANCE BUSINESS NECESSARY THIRD PARTY INTELLECTUAL PROPERTY.

        The Internet industry, like many technology-based industries, is characterized by frequent claims and litigation involving patent and other intellectual property rights. We may from time to time may be notified by third parties that we may be infringing patents owned by or proprietary rights of third parties. We have in the past and may in the future have to seek a license under such patent or proprietary rights, or redesign or modify our products and processes in order to avoid infringement of such rights.

        There can be no assurance that such a license would be available on acceptable terms, if at all, or that we could so avoid infringement of such patent or proprietary rights, in which case our business, financial condition and results of operations could be materially and adversely affected. Additionally, litigation may be necessary to protect our proprietary rights. Any claims or litigation involving our owned or licensed patents or other intellectual property rights may be time consuming and costly, or cause product shipment delays, either of which could have a material adverse effect on our business, financial condition and results of operations.

        WE MAY BE REQUIRED TO PAY UP TO $1 MILLION TO BUYER FOR BREACHES OF OUR REPRESENTATIONS IN THE ASSET PURCHASE AGREEMENT.

        We have an obligation to indemnify Buyer for any losses from breaches of our representations or warranties that occur within one year after the closing date. Our indemnification obligations are limited by a $250,000 deductible and an overall cap of $1 million on the amount of the indemnification. Although we know of no breaches of our representations or warranties, if such indemnification obligations arise, the payment of the obligation will adversely impact our working capital.

SELECTED HISTORICAL FINANCIAL DATA

        We are providing the following information to aid you in your financial analysis of the Asset Sale. The selected financial data, for each of the five years in the period ended December 31, 1999, have been derived from the audited Financial Statements of CIDCO Incorporated ("CIDCO") which are incorporated by reference herein. The selected consolidated financial data, as of and for the period ended June 30, 2000 and 1999, have been derived from the Unaudited Condensed Financial Statements of CIDCO, which are incorporated by reference herein. These financial statements, in the opinion of CIDCO's management, have been prepared on a basis that is substantially consistent with the audited statements and include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the information for the periods. The results of such interim periods are not necessarily indicative of the results for the full fiscal year. The data presented below should be read in conjunction with CIDCO's Audited Financial Statements for each of the fiscal years in the five year period ended December 31, 1999 and the Unaudited Condensed Financial Statements as of and for the period ended June 30, 2000 and 1999 which are incorporated by reference herein.


(in thousands, except per share data)    Six months ended June 30,                       Year ended December 31,
                                         -------------------------    -------------------------------------------------------------
                                            2000          1999          1999          1998          1997         1996         1995
                                         ---------     -----------    ---------     ---------     ---------    ---------    -------
STATEMENT OF OPERATIONS DATA:
  Sales                                  $  37,986     $  94,303    $ 158,593     $ 174,703     $ 257,033    $ 215,197    $ 193,668
  Research and development                   4,720         4,578        9,107        10,821        16,859       13,170        9,709
  Income (loss) from operations            (18,417)        3,196       (1,235)      (62,052)       18,363       27,236       36,491
  Net income (loss)                         (2,500)        3,591          (30)      (51,439)       12,910       18,523       22,613
  Basic earnings (loss) per share        $   (0.18)    $    0.26          $ -     $   (3.66)    $    0.93    $    1.30    $    1.60
  Diluted earnings (loss) per share      $   (0.18)    $    0.25          $ -     $   (3.66)    $    0.90    $    1.21    $    1.51

                                             As of June 30,                               As of December 31,
                                         -----------------------    ---------------------------------------------------------------
                                            2000          1999         1999          1998          1997         1996         1995
                                         ---------     ---------    ---------     ---------     ---------    ---------    ---------
BALANCE SHEET DATA:
  Cash and cash equivalents              $  17,079     $  39,890    $  29,323     $  12,349     $  48,253    $  26,509    $  19,290
  Short-term investments                    24,907         8,686       10,546        13,975        26,486       38,560       21,342
  Working capital                           69,185        72,052       70,815        70,238       112,980      110,469       91,355
  Total assets                              90,080        97,774       96,331       107,667       173,428      152,613      127,151
  Stockholders' equity                      77,456        80,948       78,181        80,402       130,730      128,846      106,214

UNAUDITED PRO FORMA FINANCIAL DATA

        The following unaudited pro forma financial data is based on the historical financial statements of CIDCO. The pro forma statement of operations data has been prepared assuming the Asset Sale was completed as of January 1, 1999 and January 1, 2000 for the year ended December 31, 1999 and for the six month period ended June 30, 2000, respectively. The pro forma balance sheet data has been prepared assuming the Asset Sale was completed on June 30, 2000. The pro forma financial data and notes thereto should be read in conjunction with the historical financial statements of CIDCO which are incorporated by reference herein. The unaudited pro forma financial data is based upon certain assumptions and estimates of management which are subject to change. The pro forma financial data is presented for illustrative purposes only and is not necessarily indicative of any future results of operations of the results that might have occurred if the Asset Sale had actually occurred on the indicated date.

Statement of Operations Data:
(In thousands, except per share amounts)

                                              Six months Ended June 30, 2000                   Year Ended December 31, 1999
                                       --------------------------------------------     -------------------------------------------
                                                       Pro Forma       Pro Forma As                     Pro Forma      Pro Forma As
                                       Historical     Adjustments        Adjusted       Historical     Adjustments       Adjusted
                                       ----------     -----------      ------------     ----------     -----------     ------------
Sales                                   $  37,986      $ (30,723)(1)     $   7,263      $ 158,593      $(149,450)(1)     $   9,143
Cost of sales                              32,424        (22,005)(1)        10,419        114,904       (101,890)(1)        13,014
                                        ---------      ---------         ---------      ---------      ---------         ---------
Gross margin                                5,562         (8,718)           (3,156)        43,689        (47,560)           (3,871)
                                        ---------      ---------         ---------      ---------      ---------         ---------
Operating expenses
  Research and development                  4,720         (3,470)(1)         1,250          9,107         (6,453)(1)         2,654
  Selling and marketing                    16,577         (8,380)(1)         8,197         30,692        (24,959)(1)         5,733
  General and administrative                2,682         (1,341)(1)         1,341          5,504         (2,563)(1)         2,941
  Restructuring                                 -              -                 -           (379)             -              (379)
                                        ---------      ---------         ---------      ---------      ---------         ---------
                                           23,979        (13,191)           10,788         44,924        (33,975)           10,949
                                        ---------      ---------         ---------      ---------      ---------         ---------
Income (loss) from operations             (18,417)         4,473           (13,944)        (1,235)       (13,585)          (14,820)
Other income, net                          15,917              -            15,917          1,205           (175)(1)         1,030
                                        ---------      ---------         ---------      ---------      ---------         ---------
Net income (loss)                       $  (2,500)     $   4,473         $   1,973      $     (30)     $ (13,760)        $ (13,790)
                                        =========      =========         =========      =========      =========         =========

Net income (loss) per share - basic     $   (0.18)     $    0.04         $   (0.14)           $ -      $   (0.95)        $   (0.96)
                                        =========      =========         =========      =========      =========         =========

Balance Sheet Data:
(In thousands)


                                                        June 30, 2000
                                           -----------------------------------------------
                                                           Pro Forma          Pro Forma As
                                           Historical     Adjustments           Adjusted
                                           ----------     -----------         ------------
ASSETS
Current assets:
Cash and cash equivalents                   $ 17,079        $  4,000(3)         $ 21,179
Short-term investments                        24,907               -              24,907
Accounts receivable, net                      20,007               -              20,007
Inventories                                   15,390               -              15,390
Other current assets                           4,426               -               4,426
                                            --------        --------            --------
  Total current assets                        81,809           4,000              85,909

Property and equipment, net                    5,346          (1,483)(2)           3,863
Other assets                                   2,925               -               2,925
                                            --------        --------            --------
                                            $ 90,080        $  2,517            $ 92,697
                                            ========        ========            ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable                            $  2,093             $ -               2,093
Accrued liabilities                           10,531               -              10,531
Inventory advance                                  -           3,517(2)            3,517
                                            --------        --------            --------
  Total current liabilities                   12,624           3,517              16,141

Stockholders' equity                          77,456         (1,000)(4)           76,556
                                            --------        --------            --------
                                            $ 90,080        $  2,517            $ 92,697
                                            ========        ========            ========



The unaudited pro forma financial information, as of and for the six month period ended June 30, 2000 and for the year ended December 31, 1999, gives effect to the following pro forma adjustments:

(1) To give effect to the decrease in revenues and operating expenses associated with the Company's telephony equipment business ("Telco Business"). The Company has identified those expenses specifically associated with the Telco Business and allocated central overheads related to the Telco Business on the basis of headcount.

(2) To record the sale of Property and equipment and the advance received for Inventory sold on a consignment basis.

(3) To reflect the net proceeds from the sale of the Telco Business (in thousands):




Purchase price                           $ 5,000
Less estimated transaction costs          (1,000)
                                         -------
Net proceeds and increase in cash        $ 4,000
                                         =======


        The estimated transaction costs include advisory, legal, accounting, and other expenses.

(4)     To reflect the loss on the sale of assets.


COMPARATIVE PER SHARE DATA

        The following table sets forth certain historical per share data and unaudited pro forma per share data to reflect the Asset Sale. The pro forma data is not necessarily indicative of actual or future operating results of the Company or of its financial position that would have occurred or will occur in conjunction with the Asset Sale. The Data presented below should be read in conjunction with the unaudited pro forma financial data set forth under "Unaudited Pro Forma Financial Data" and the separate historical financial statements which are incorporated by reference herein.

        Historical and pro forma book value per share is calculated by dividing stockholders' equity at the end of the period by the number of common shares outstanding at the end of the period.

                                              Six months
                                             ended June 30                             Year ended December 31,
                                      --------------------------      --------------------------------------------------------
                                         2000            1999            1998            1997           1996           1995
                                      ----------      ----------      ----------      ----------     ----------     ----------
HISTORICAL:
  Basic income (loss) per share       $    (0.18)             $-      $    (3.66)     $     0.93     $     1.30     $     1.60
  Net book value per common share           5.37            5.42            5.58            9.07           8.95           7.52

PRO FORMA:
  Basic income (loss) per share       $    (0.14)     $    (0.96)
  Net book value per common share           5.31

Number of Common shares                   14,418          14,418          14,418          14,418         14,399         14,133

                               THE SPECIAL MEETING

PURPOSE

        The Special Meeting is being held to consider and vote on the Asset Sale. The board of directors of directors of CIDCO has unanimously approved the Asset Sale and recommends that you vote FOR this transaction. For a description of the reasons for the Asset Sale, see "The Asset Sale Proposal-Reasons for the Asset Sale."

RECORD DATE AND VOTING RIGHTS AND REQUIREMENTS

RECORD DATE


        CIDCO's board of directors has fixed November 1, 2000, as the record date for the Special Meeting. Only holders of record of common shares at the close of business on November 1, 2000 (the "Special Meeting Record Date") will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof. As of the Special Meeting Record Date, there were __________ common shares outstanding, of which shares (approximately _____ of the outstanding shares) of CIDCO Common Stock were held by officers and directors in their capacity as stockholders of CIDCO. Each share of CIDCO's common stock outstanding on the Special Meeting Record Date entitles its holder to one vote on the Asset Sale Proposal.


QUORUM REQUIREMENT

        To constitute a quorum at the Special Meeting, the majority of the total number of shares entitled to vote on the Special Meeting Record Date must be present, represented either in person or by proxy.

VOTE REQUIRED

        The approval of the holders of at least a majority of CIDCO's outstanding common stock is required to approve the Asset Sale.

ABSTENTIONS AND BROKER NON-VOTES


        Abstentions and broker non-votes will be counted as shares present for determination of a quorum at the Special Meeting. For purposes of determining whether the Asset Sale is approved, abstentions and broker non-votes will have the same effect as votes against such proposal.


        YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE VOTE AS SOON AS POSSIBLE TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. TO VOTE YOUR SHARES, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED. IF YOU ARE A HOLDER OF RECORD, YOU MAY ALSO CAST YOUR VOTE IN PERSON AT THE SPECIAL MEETING. IF YOUR SHARES ARE HELD IN AN ACCOUNT AT A BROKERAGE FIRM OR BANK, YOU MUST INSTRUCT THEM ON HOW TO VOTE YOUR SHARES. IF YOU DO NOT VOTE OR DO NOT INSTRUCT YOUR BROKER OR BANK HOW TO VOTE,

IT MAY JEOPARDIZE CIDCO'S ABILITY TO OBTAIN A QUORUM, THEREBY RESULTING IN A FAILURE TO APPROVE OF THE ASSET SALE.


VOTING OF AND REVOCATION OF PROXIES

        All shares that are represented by properly executed proxies received before or at the Special Meeting and not revoked will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated on the executed proxies, shares represented by such proxies will be voted FOR approval of the proposal and any other business properly brought before the meeting. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Such revocation may be made in person at the Special Meeting or by written notification to the Secretary of CIDCO.

SOLICITATION OF PROXIES

        Your proxy is being solicited by and on behalf of CIDCO. CIDCO will pay the cost of all proxy solicitation. Officers and other employees of CIDCO may solicit proxies by personal interview or by telephone or facsimile device, in addition to the use of the mails. None of these individuals will receive special compensation for such services, which will be performed in addition to their regular duties, and some of them may not necessarily solicit proxies. CIDCO may reimburse brokerage firms, banks, nominees and other fiduciaries for their reasonable out-of-pocket expenses in connection with forwarding proxy solicitation materials to beneficial owners. In addition, CIDCO has engaged MacKenzie Partners, a professional proxy solicitation firm to solicit proxies on behalf of the CIDCO board of directors. CIDCO expects that the cost of such proxy solicitation will not exceed $5,000.


STOCKHOLDER PROPOSALS

        CIDCO has an advance notice provision under its bylaws for stockholder business to be presented at meetings of stockholders. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of CIDCO. To be timely, a stockholder proposal must be received at CIDCO's principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date CIDCO's proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders; except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been advanced by more than thirty calendar days from the date contemplated at the item of the previous year's proxy statement or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the date on which public disclosure of the meeting date was made.

        Proposals of stockholders intended to be presented at the next annual meeting must be received by CIDCO at its offices at 220 Cochrane Circle, Morgan Hill, California no later than December 31, 2000, and satisfy the conditions established by the SEC for stockholder proposals to be included in CIDCO's proxy statement for the annual meeting.

                             THE ASSET SALE PROPOSAL

BACKGROUND OF THE ASSET SALE

        CIDCO has been a leading innovator in advanced telephony products from Caller ID adjuncts to network service equipment which support Caller ID, voicemail, three way caller conferencing, Caller ID on call waiting and other intelligent network services offered by Telcos and ISPs. Historically, a significant portion of CIDCO's revenues has come from a small number of Telco customers. CIDCO's sales and operating results have been substantially dependent on the extent of and timing of this relatively small number of Telco customers' decisions to implement and promote network services on a system-wide or regional basis. CIDCO had little control over the factors that influenced these decisions. Demand declined in 1999 and 2000 as a result of factors external to CIDCO, including consolidation activity among the Telcos.


        Moreover, as penetration rates for these network services have increased, the cost of acquisition of new customers has also increased and the opportunity to generate increased demand has greatly diminished. Demand generation activities previously undertaken by CIDCO are no longer economical. The Telcos no longer fund programs to acquire customers for network services and instead have delegated demand generation to their sales representatives or agents, for whom network services compete with long distance, broadband and other programs they might offer potential customers.

        As the CIDCO board recognized the diminishing demand for network services and expected lower future revenues, the board approved two restructurings, in the third quarter of 1998 and the first quarter of 2000 to bring costs into line with expected reduced revenues. Despite these restructurings, CIDCO was unable to sustain profitable operations in face of rapidly declining revenues.

        In 1996 CIDCO began developing a line of next-generation, telephone-based "information appliances," which allowed access to the Internet and email. Although CIDCO's first product offering was ahead of its time, CIDCO capitalized on its initial investment by introducing its MailStation product in July 1999.

        CIDCO's revenues from the Telco Business declined in 1999 as compared to 1998, and also in each of comparable quarter of 2000 compared to 1999. Although revenues from the Telco Business increased in the third quarter of 2000 compared with the first and second quarters of 2000, and are expected to increase in the fourth quarter compared to third quarter 2000, management does not believe that the revenues from the Telco Business will return to their historic levels. Although CIDCO's revenues from OEM Sales of the MailStation product have been intermittent sales to two customers, Internet Appliance Business sales to subscribers have grown steadily from product introduction, with a seasonal increase in the fourth quarter of 1999.

        The following table provides a sales comparison between the Telco Business and the Internet Appliance Business for the periods presented:

                               SALES FOR FISCAL YEAR ENDED                            QUARTERLY SALES
                              ----------------------------  --------------------------------------------------------------------
                                     December 31,
                                                               Q1        Q2        Q3        Q4        Q1        Q2        Q3
                                1997      1998      1999      1999      1999      1999      1999      2000      2000      2000
                              --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
                                                                         (in thousands)
Telco Business .............  $257,033  $174,703  $148,834  $ 47,202  $ 47,101  $ 31,496  $ 23,035  $ 15,815  $ 15,658  $ 19,948
                              --------  --------  --------  --------  --------  --------  --------  --------  --------  --------

Internet Appliance Business
  OEM Sales(1),(2) .........  $      0  $      0  $  8,225  $      0  $      0  $  5,138  $  3,087  $    405  $  5,300  $      0
  Subscribers Sales ........  $      0  $      0  $  1,534  $      0  $      0  $    228  $  1,306  $    261  $    547  $  1,507
   Total Sales Internet
   Appliance Business ......  $      0  $      0  $  9,759  $      0  $      0  $  5,366  $  4,393  $    666  $  5,847  $  1,507
                              --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
Total ......................  $257,033  $174,703  $158,593  $ 47,202  $ 47,101  $ 36,862  $ 27,428  $ 16,481  $ 21,505  $ 21,455
                              ========  ========  ========  ========  ========  ========  ========  ========  ========  ========


(1) OEM sales are sales that do not include our services, and for which we do not receive recurring subscription revenues.

(2) For the periods presented, our OEM sales were comprised of sales to two customers.



        Faced with a reduced revenue model in the Telco Business and the board's belief that the Internet Appliance Business would provide an accelerating revenue model, with significant recurring revenues which the board believed would be more predictable than the revenues from the Telco Business and improved margins on the recurring revenue, the CIDCO board of directors considered in meetings in late 1999 and 2000 various strategic alternatives, including selling the Telco Business.


        On February 2, 2000, CIDCO engaged Alliant Partners, a technology focused mergers and acquisitions advisory firm, to assist in finding potential acquirors of the Telco Business.

        On May 2, 2000, Paul G. Locklin, CIDCO's President and CEO was introduced to Mr. David Lee by Bob Zinn, an individual known to both Messrs. Lee and Locklin. Mr. Zinn was generally aware of CIDCO's desire to sell the Telco Business and thought that Mr. Lee might be an interested buyer. Messrs. Locklin and Lee engaged in preliminary discussions about the Telco Business and agreed to a follow-up meeting.

        On May 8, 2000, Messrs. Lee and Locklin met and engaged in another general discussion of the Telco Business model and operations.

        On May 10, 2000, Messrs. Lee and Locklin met to engage in additional discussions about the Telco Business. At this meeting Mr. Lee made an informal offer to buy the Telco Business and outlined for Mr. Locklin his proposed terms.

        On May 12, 2000, Messrs. Lee and Locklin met to discuss further and refine the proposed purchase and sale terms, but did not reach any agreement.

        During May 2000, Mr. Locklin engaged in informal discussions with management of a European telecommunications joint venture company. On May 22, 2000, personnel from that entity made an on-site inspection at CIDCO's facilities, but discussions did not proceed following that meeting.

        After more than a month without any additional discussions with Mr. Lee, Mr. Locklin initiated a meeting with Mr. Lee on June 27, 2000, which was also attended by, CIDCO's Chief Financial Officer, Mr. Richard D. Kent. At this meeting, Messrs. Lee and Locklin reached mutual understanding on key terms, which Mr. Locklin later presented to the CIDCO board of directors.

        On June 29, 2000, at a special meeting of the CIDCO board of directors, Mr. Locklin reported on activities by Alliant Partners, which had yielded no interested buyers despite contacts with approximately 40 companies. Mr. Locklin also advised the board of directors of Mr. Lee's proposal for an acquisition of the Telco Business. Management and outside legal counsel discussed with the board the proposed terms of the acquisition and the possible impact on the proposed transaction on the pending litigation with Active Voice. The board of directors authorized management to negotiate a definitive agreement with Mr. Lee for the sale of the Telco Business, if possible, on acceptable terms.

        On July 6, 2000 Messrs. Lee, Locklin, and Kent met and agreed on final business terms for the sale of the Telco Business, which was subject to each party conducting a due diligence investigation.

        On July 21, 2000, based on an introduction made by Alliant Partners, Richard D. Kent and Ian Laing, CIDCO's Executive Vice President, traveled to New Jersey to meet with a major Asian consumer electronics company. The discussions did not produce any interest on the part of the potential buyer.

        On or about July 24, 2000, counsel for CIDCO provided a draft acquisition agreement to counsel for Mr. Lee. During the next several weeks, the parties and their respective legal counsel conducted due diligence and negotiated the terms of the definitive acquisition agreement and ancillary agreements.

        On August 1, 2000, Messrs. Lee and Locklin, and their respective spouses met socially for dinner. No negotiations were conducted during this meeting.

        On August 25, 2000, Messrs. Locklin and Lee met to resolve open issues which had arisen during negotiations by the parties' legal advisors.

        On September 12, 2000, at a special meeting of the CIDCO board of directors, management and outside legal counsel reported on the finalized terms of the Asset Purchase Agreement and related agreements, and the effect of the proposed Asset Sale on existing stock options. Management reported on results of operations for the Internet Appliance and Telco Businesses, as well as the cost of shutting down the Telco Business. Representatives of Alliant Partners renewed their financial analyses with respect to the proposed Asset Sale and delivered an oral opinion (subsequently confirmed in writing) that the terms of the Asset Sale were fair to CIDCO. After consideration of these presentations, the CIDCO board of directors (other than Mr. Jacquet, who was absent), unanimously approved the Asset Sale, the Asset Purchase Agreement and the related agreements, concluding that the Asset Sale was fair and in the best interests of CIDCO and its stockholders.

        Management and legal counsel for the parties resolved outstanding open issues in discussions between September 12, 2000 and September 14, 2000, and on September 14, 2000 the parties executed the Asset Purchase Agreement.

        On September 15, 2000, CIDCO publicly announced the proposed sale of the Telco Business.

REASONS FOR THE ASSET SALE

        In reaching its determination to approve the Asset Sale and the Asset Purchase Agreement and related agreements, the CIDCO board of directors consulted with CIDCO's management and its financial and legal advisors, and considered a number of factors. The CIDCO board did not assign any relative or specific weights to the factors considered in reaching such determination and individual directors may have given differing weights to different factors. In its decision to recommend and approve the Asset Sale, the most important benefits identified by the CIDCO board of directors were the following:

        - The Asset Sale permits management and financial resources to be focused on the business which the Board believes has the greatest growth potential, the Internet Appliance Business.

        - The Asset Sale will enable CIDCO to operate as a focused, pure play company in the growing Internet appliance sector.

        - CIDCO is able to retain its cash and accounts receivable, as well as cash from the Asset Sale, to devote to the Internet Appliance Business.

        - The Asset Sale offers a continuing revenue stream to CIDCO in the form of inventory and royalty payments for sales of Telco products by Buyer in the four years after closing.

        - After the Asset Sale, investors will be able to evaluate CIDCO's performance and investment characteristics more clearly.

        The CIDCO board of directors in evaluating the Asset Sale considered the following factors among others:

        -   The consideration to be paid in the Asset Sale.

        - CIDCO's potential for revenue growth in the Internet appliance and related services business.

        - The board's belief that the Internet Appliance Business would provide recurring revenues, which would be more predictable than Telco revenues and would provide improved margins.

        -   The declining revenues in CIDCO's Telco Business over the past year.

        - The lack of profitability in the Telco Business despite two restructurings intended to bring costs into line with expected declining revenues.


        - The fact that the Telco Business revenues increased in the third quarter of 2000 compared to second quarter 2000, and were expected to increase in fourth quarter 2000 compared to third quarter 2000, and the fact that management did not believe that the revenues from the Telco Business will return to their historic levels.


        - The dependence of the Telco Business on a limited number of Telcos which are not subject to long term contracts or minimum purchase requirements.

        - The fact that sales of network services to a highly penetrated U.S. market were becoming more expensive, and the market for such services was declining.

        - The respective financial condition, results of operations, capital resources, capital requirements, risk profiles, growth, and prospects of the Telco Business and the Internet Appliance Business.

        - The respective economic and competitive environments in which the Telco Business and the Internet Appliance Business operate.

        - The board's determination that CIDCO does not have sufficient financial and human resources to remain in both businesses and to successfully grow both on a profitable basis.

        -   The lack of other likely buyers for the Telco Business.

        - The belief that the terms of the Asset Purchase Agreement and related agreements, and the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable.

        - CIDCO's indemnity obligations under the Asset Purchase Agreement and the retained liabilities.

        - The settlement of the Active Voice patent litigation and its effect on CIDCO's indemnification obligations.

        - The provisions in the Asset Purchase Agreement that prohibited solicitation of third party bids or a change of CIDCO board's recommendation, with certain exceptions permitting the CIDCO board of directors to act as required in its fiduciary duty, and which permitted termination of the Asset Purchase Agreement in certain circumstances, and the fact that the provisions did not require fees in the event of termination, which, taken together, the CIDCO board of directors considered reasonably protected the interests of CIDCO and its stockholders.

        - The potential for other third parties to enter into strategic relationships with or to acquire CIDCO.

        - Detailed financial analysis and pro forma and other information concerning CIDCO, the Internet Appliance Business and the Telco Businesses, as well as a financial analysis of the cost of shutting down the Telco Business.

        - Detailed financial analysis and other information concerning CIDCO prepared by Alliant Partners, as well as the opinion of Alliant Partners that the terms of the Asset Sale are fair to CIDCO from a financial point of view. The CIDCO board viewed the analysis and opinion of an independent nationally recognized financial advisor such as Alliant Partners to be an important factor in reaching a determination that the Asset Sale should be approved.

        -   The expected tax and accounting consequences of the Asset Sale.

        - The expected impact of the Asset Sale on CIDCO's customers and employees.

        - The effect of shutting down the Telco Business, including the charges to be incurred, compared to the consideration received under the Asset Sale.

        - The interests of the officers and directors of CIDCO in the transaction, including the matters disclosed under "Interests of Certain Persons in the Asset Sale" beginning on page 7 of this proxy statement.

        - The fact that Mr. David Lee is an experienced technology professional, that Mr. Lee had committed to provide Buyer's working capital needs during the 4-year royalty period, and that Mr. Lee appeared to have adequate financial resources to operate the Telco Business based on CIDCO's due diligence investigation.

        The investigation of the potential risks or other negative factors identified by the CIDCO board of directors include the following:

        - The risks that the anticipated value of the inventory and royalty payments may not be achieved.

        - The risk that CIDCO will have insufficient revenues following the Asset Sale to cover expenses and may not obtain financing for its Internet Appliance Business when necessary on reasonable terms or at all.

        - The risk that CIDCO's indemnification obligations may require payment of up to $1 million to Buyer in the next year.

        - The charges to be incurred for severance in connection with the Asset Sale.

        - The risk of loss of key employees and sales momentum and potential delay or reduction in orders as a result of uncertainties created by the announcement of the Asset Sale.

        - The possibility that the Asset Sale might not be consummated and the effect of public announcement of the Asset Sale on CIDCO's sales and operating results and its ability to attract and retain key management, marketing and technical personnel.


        - Other risks described above under "Risk Factors" beginning on page 10 of this proxy statement.


        The foregoing discussion of the information and factors considered by the CIDCO board of directors is not intended to be exhaustive but includes the material factors considered by the CIDCO board of directors. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the CIDCO board of directors, it did not find it practical to quantify, rank, or otherwise assign relative or specific weights to the factors considered. In addition, the CIDCO board of directors did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, the CIDCO board of directors conducted an overall analysis of the factors described above, including discussions with CIDCO management and legal, financial and accounting advisors. In considering the factors described above, individual members of the CIDCO board of directors may have given different weight to different factors. The CIDCO board of directors considered all these factors as a whole and believed the factors supported its determination to approve the Asset Sale. After taking into consideration all of the factors set forth above, CIDCO's board of directors concluded that the Asset Sale is fair to, and in the best interest of, CIDCO and its stockholders and that CIDCO should proceed with the Asset Sale.

OPINION OF FINANCIAL ADVISOR


        CIDCO retained Alliant Partners to render an opinion to the board of directors as to the fairness of the total consideration to be received from the sale of the Telco Business to a company formed and controlled by technology investor and executive Mr. David Lee, CIDCO Communications, from a financial point of view, to CIDCO stockholders.


        At the meeting of the board of directors on September 12, 2000, Alliant Partners rendered its oral opinion (the "Alliant Opinion"), and then confirmed in writing on September 14, 2000, to the effect that, as of such date and based upon and subject to the various issues and conclusions set forth in the opinion, the total consideration proposed to be paid in connection with the Asset Sale was fair, from a financial point of view, to CIDCO's stockholders. No limitations were imposed by CIDCO on the scope of Alliant Partners' investigations or the procedures to be followed by Alliant Partners in rendering the Alliant Opinion.

        The full text of the Alliant Opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex B and is incorporated herein by reference. You are urged to read the Alliant Opinion in its entirety. The Alliant Opinion was prepared for the benefit and use of the board of directors in its consideration of the Asset Sale and does not constitute a recommendation to you as to how you should vote at the Special Meeting in connection with the Asset Sale Proposal. The Alliant Opinion does not draw any conclusions on the relative merits of the Asset Sale or any other transactions or business strategies discussed by the board of directors as alternatives to the Asset Purchase Agreement or the underlying business decision of the board of directors to proceed with or effect the Asset Sale, except with respect to the fairness of the total consideration to be paid by Buyer from a financial point of view, to CIDCO stockholders. The summary of the Alliant Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Alliant Opinion.

        In connection with the preparation of the Alliant Opinion, Alliant, among other things: (i) reviewed certain internal financial statements and other financial and operating data concerning the Telco Business that was prepared by management; (ii) analyzed certain financial projections for the Telco Business that was prepared by management; (iii) discussed the past and current operations, financial condition, and the prospects of the Telco Business with senior executives of CIDCO and with Mr. David Lee; (iv) discussed with senior management of CIDCO and with Mr. David Lee the strategic objectives of the Asset Sale; (v) compared the financial performance of the Telco Business with that of certain comparable publicly-traded companies and the prices paid for securities in those publicly-traded companies; (vi) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions of comparable companies; (vii) assessed the Telco Business' value based upon a forecast of future cash flows using a discounted cash flow analysis; (viii) reviewed the Asset Purchase Agreement and discussed the proposed terms of the transaction with management and with Mr. David Lee; and (ix) performed such other analyses and considered such other factors as Alliant Partners deemed appropriate for the purposes of its opinion.

        In conducting its review and arriving at the Alliant Opinion, Alliant Partners relied upon and assumed the accuracy and completeness of the financial statements and other information provided by CIDCO or otherwise made available to Alliant Partners and did not assume responsibility to verify such information independently. Alliant Partners further relied upon the assurances of CIDCO's management and Mr. David Lee that the information provided was prepared on a reasonable basis in accordance with industry practice and with respect to financial planning data, reflected the best currently available estimates and good faith judgments of CIDCO's management and Mr. David Lee as to the expected future financial performance of the Telco Business and that such parties were not aware of any information or facts that would make the information provided to Alliant Partners incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of the Alliant Opinion, Alliant Partners assumed that neither CIDCO nor Mr. David Lee was a party to any pending transaction, including external financing, recapitalization, acquisitions or merger discussions, other than the Asset Sale or in the ordinary course of business.

        In arriving at the Alliant Opinion, Alliant Partners did not perform any appraisals or valuations of specific assets or liabilities of the Telco Business and was not furnished with any such formal appraisals or valuations.

        Without limiting the generality of the foregoing, Alliant Partners did not undertake any independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which CIDCO, Mr. David Lee or any of their respective affiliates was a party or may be subject and, at CIDCO's direction and with its consent, the Alliant Opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of such matters. Although developments following the date of the Alliant Opinion may affect the Alliant Opinion, Alliant Partners does not assume any obligation to update, revise or reaffirm the Alliant Opinion.

        THE FOLLOWING IS A SUMMARY OF CERTAIN ANALYSES PERFORMED BY ALLIANT PARTNERS IN CONNECTION WITH ITS PREPARATION OF THE ALLIANT OPINION.

SUMMARY OF CONSIDERATION RECEIVED


        For purposes of its analyses, Alliant Partners estimated a transaction value for CIDCO's Telco Business of $16.3 million. This value is based on a cash payment of $5 million to be paid at closing plus the present value of additional payments expected to be received during the quarters following the close of the transaction, valued at $3.8 million, and quarterly royalty payments to be paid over the four year period following closing, valued at $7.5 million.


COMPARABLE COMPANY ANALYSIS


        Alliant Partners compared certain financial information and valuation ratios relating to the Telco Business to corresponding publicly available data and ratios from a group of selected publicly traded companies deemed comparable to the Telco Business. The comparable companies selected included six publicly traded companies in the business of developing and marketing telecommunication products and accessories. Financial information reviewed by Alliant Partners included each company's: Enterprise Value, calculated as the market capitalization of the selected company, plus such company's long term debt, less such company's excess cash; TTM (trailing twelve months) Revenue and EBT (Earnings Before Taxes) as most recently reported as of the date of the Alliant Opinion; prior year revenue growth rates; and most recently available Headcount figures. Comparable companies included: CIDCO; Cobra Electronics Corp.; Dynatec International; Hello Direct; Plantronics; and Recoton Corp.


        The comparable companies had Enterprise Value / TTM Revenue ratios with a narrow average (narrow average excludes the highest and lowest estimates) of 0.4x; Enterprise Value / TTM EBT ratios with a narrow average of 8.0x; and Enterprise Value / Headcount ratios with a narrow average of $0.2x. (TTM EBT multiple was not used to reach value indication due to the Telco Business' negative TTM earnings before taxes.) Certain adjustments for differences in performance, size and liquidity; application of an acquisition control premium; and discount for sale of a division were made to the multiples before reaching an implied Enterprise Value for the Telco Business.

COMPARABLE TRANSACTION ANALYSIS

        Alliant Partners reviewed six comparable merger and acquisition transactions (including two sales of divisions) from April 1998 through the present, which involve sellers that share certain characteristics with the Telco Business, including products offered and business model. These comparable transactions of companies included: (i) Vtech Holdings' acquisition of Lucent Technologies Consumer Phone Division; (ii) Aastra Technologies' acquisition of Nortel Networks' A.S. Division; (iii) Bogen Communications' acquisition of Apogee Sound; (iv) InterVoice's acquisition of Brite Voice Systems; (v) Spacetec IMC's acquisition of Labtec; and (vi) DRS Technologies' acquisition of NAI Technologies.

        Estimated multiples paid in the comparable transactions were based on information obtained from public filings, public company disclosures, press releases, industry and popular press reports, databases and other sources. The Price / Revenue multiples of the six transactions had a narrow average of 0.4x. Price / Earnings and Price / Headcount multiples were not used in the valuation analysis, as these figures were not available for the comparables. (Also, earnings multiple was not considered relevant due to the Telco Business' negative TTM earnings.)

        No company, transaction or business utilized as a comparison in the Comparable Company Analysis or the Comparable Transaction Analysis is identical to the Telco Business or the Asset Sale. In evaluating the comparable companies, Alliant Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of CIDCO or Mr. David Lee. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, comparable transactions or the business segment, company or transactions to which they are being compared.

DISCOUNTED CASH FLOW ANALYSIS

        Alliant Partners estimated the present value of the projected future cash flows of the Telco Business on a stand-alone basis using internal financial planning data prepared by Company management for the years ending December 31, 2000 through December 31, 2004, and a discount rate of 21%. Alliant Partners included a terminal value based on application of the Gordon Growth Model and an assumed long-term growth rate of 3%.

DETERMINATION OF VALUE

        To reach a value range for the Enterprise Value of the Telco Business, Alliant Partners utilized a weighted average of the value indications implied by the three methodologies, with each methodology being weighted equally.

CONCLUSION

        While the foregoing summary describes certain analyses and factors that Alliant Partners deemed material in its presentation to the board of directors, it is not a comprehensive description of all analyses and factors considered by Alliant Partners. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Alliant Partners believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Alliant Opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Alliant Partners. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by

Alliant Partners are based on all analyses and factors taken as a whole and also on application of Alliant's own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Alliant Partners therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Alliant Partners considered general economic, market and financial conditions and other matters, many of which are beyond the control of CIDCO and Mr. David Lee. The analyses performed by Alliant Partners are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the actual prices at which the assets of the business may be sold.

        Under the engagement letter dated February 2, 2000 between CIDCO and Alliant, CIDCO agreed to pay Alliant monthly retainer payments of $10,000, and on closing a success fee (based on the total aggregate consideration of the Asset Sale) equal to $450,000 cash at closing plus 2% of the increment above $30 million, if any. In addition, Alliant Partners was paid a fee of $75,000 on the date Alliant delivered its fairness opinion. Alliant is also entitled to indemnification from CIDCO.

        The terms of the fee arrangement with Alliant Partners, which CIDCO and Alliant Partners believe are customary in transactions of this nature, were negotiated at arm's length between CIDCO and Alliant Partners, and the board of directors was aware of such fee arrangements.

        Alliant Partners was retained based on Alliant's experience as a financial advisor in connection with mergers and acquisitions and in securities valuations. As part of its investment banking business, Alliant Partners is frequently engaged in the valuation of technology businesses and their securities in connection with mergers and acquisitions, sales and divestitures, joint ventures and strategic partnerships, private financings and other specialized studies.

INTERESTS OF CERTAIN PERSONS IN THE ASSET SALE


        As a condition to closing, Ian Laing, an officer of CIDCO, will enter into an employment agreement with Buyer, the terms of which have not been disclosed to CIDCO. Except for Ian Laing, to the knowledge of CIDCO, no other executive officer or director of CIDCO has been offered a written employment contract with Buyer. To the knowledge of CIDCO, none of its executive officers or directors has any ownership in Buyer. The Asset Sale is considered a "change of control" for purposes of Mr. Laing's employment agreement. Under the terms of this employment agreement, because Buyer is not assuming the agreement, Mr. Laing would be entitled to receive twelve months of his annual base salary, paid in a lump sum, and elect continued medical insurance coverage for himself and his eligible dependents under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") for a period of 12 months following his date of separation. The cash payment and the COBRA payment are estimated to be $____________ in the aggregate and shall be made in one lump sum payment after closing. [RICK & ART TO PROVIDE] In addition, vesting for Mr. Laing's unvested stock options for CIDCO Common Stock will be accelerated ten (10) days prior to the closing of the Asset Sale, conditioned on such closing, and will terminate to the extent unexercised as of the Closing.

        Options held by officers who will remain with CIDCO immediately following the Asset Sale will remain outstanding and their vesting will not accelerate as a result of the Asset Sale. However, if the service of an officer holding an option granted under the 1993 Plan or the 1998 Plan terminates within a period of 12 months following the Asset Sale, either involuntarily for reasons other than "cause" (as defined by the plans) or as a result of the officer's resignation for "good reason" (as defined by the plans), then any unvested portion of such officer's option will vest in full. Officers remaining with CIDCO after the closing of the Asset Sale held as of September 30, 2000, options for 1,164,332 shares of CIDCO common stock in the aggregate, of which 566,943 shares are unvested.


                          THE ASSET PURCHASE AGREEMENT

        THIS SECTION OF THE PROXY STATEMENT DESCRIBES THE MATERIAL TERMS OF THE ASSET PURCHASE AGREEMENT. WHILE CIDCO BELIEVES THIS DESCRIPTION COVERS THE MATERIAL TERMS OF THE ASSET SALE, THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU AND THUS THIS DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ASSET PURCHASE AGREEMENT ATTACHED AS ANNEX A HERETO, WHICH CIDCO URGES YOU TO READ CAREFULLY.

SALE PRICE, POST-CLOSING PAYMENTS AND ADJUSTMENTS

        Buyer will, at closing, pay to CIDCO an initial cash payment of $5 million. CIDCO will retain all cash and accounts receivables from the Telco Business, as well as substantially all liabilities arising out of or relating to the conduct of the Telco Business which arise prior to the closing, and all liabilities which relate to the Internet Appliance Business. CIDCO will also retain liabilities under its employee benefits plans.

        Buyer will assume all liabilities under contracts specifically related to the Telco Business as well as any liabilities of the Telco Business which arise after closing. In particular, Buyer will assume all liabilities relating to CIDCO's warranty repair and merchandise exchange obligations, including those obligations which arose for CIDCO's sale of telephony products prior to closing.

        After Buyer has sold inventory with a cost on CIDCO's books at closing of $3.5 million, Buyer is required monthly to pay CIDCO a cash payment equal to CIDCO's cost for additional inventory sold by Buyer (net of product returns). If Buyer sells inventory below cost, Buyer is required to pay CIDCO 80% of the gross proceeds from such sales, and with limited exceptions, Buyer must obtain CIDCO's consent to below-cost sales of inventory. Buyer is not obligated to pay CIDCO royalties on inventory it sells below cost. Except for the initial $3.5 million sold to Buyer at closing, CIDCO will retain title to all remaining inventory, which will be consigned to Buyer. Under the terms of their consignment arrangement, CIDCO will grant to Buyer the exclusive right to sell the remaining inventory.

        CIDCO will also be entitled to receive quarterly royalty payments for 48 months after closing based on revenues from telephony products post-closing (including sales of future products derived from intellectual property transferred to Buyer in the Asset Sale). The royalty payments are based on a declining scale: 4% in year 1; 3% in year 2; 2% in year 3; and 1% in year 4.

        Within 30 days after the closing date, CIDCO will prepare and deliver to Buyer a warranty and merchandise adjustment schedule, which will provide for a purchase price adjustment for the actual product shipments during the 30 days prior to closing. The adjustment is based on an agreed upon formula derived from CIDCO's historical warranty repair and merchandise exchange data. Buyer will be entitled to a credit against inventory reimbursement payments otherwise due up to the amount of the adjustment. In the event the credit amount exceeds Buyer's actual sales of inventory, Buyer will be entitled to credit any remaining amounts against future royalty payments.

        CIDCO estimates that the present value of these transactions is between $15 million and $20 million.

USE OF PROCEEDS

        CIDCO will utilize the cash proceeds from the sale as working capital to finance CIDCO's development and marketing of its Internet Appliance Business.

ASSETS

        The assets to be sold to Buyer are only those assets specified in the Asset Purchase Agreement. These assets include specified contracts, records relating to the Telco Business, intangibles, inventory relating to the Telco Business, permits for the Telco business to the extent transferable, tangible assets, and intellectual property.

        CIDCO will retain all other assets not expressly transferred under the Asset Purchase Agreement, including cash and cash equivalents, bank accounts, accounts receivable, intellectual property other than specified as being transferred, assets used in or relating to the Internet Appliance Business and prepaid assets.

COVENANT NOT TO COMPETE

        CIDCO has agreed that it will not compete with Buyer in the Telco Business for a period of 48 months after the closing. The non-competition covenant specifically excludes CIDCO's operation of the Internet Appliance Business.

REPRESENTATIONS, WARRANTIES AND COVENANTS

        The Asset Purchase Agreement contains representations, warranties and covenants of CIDCO having to do with:

        -   Organization;

        -   Authorization to enter into the transaction;

        -   No conflicts; consents of third parties and governmental entities;

        -   Title to assets;

        -   Compliance with laws;

        -   SEC reports and CIDCO financial statements;

        -   Absence of certain changes of events;

        -   Intellectual property;

        -   Contracts and arrangements;

        -   Brokers;

        -   Litigation;

        -   Employee benefits; and

        -   Product liability.

        The Asset Purchase Agreement also contains representations, warranties and covenants having to do with Buyer, which include:

        -   Organization and good standing;

        -   Power, authorization and validity;

        -   No violation of existing agreements;

        -   Litigation;

        -   Brokers; and

        -   Payment of the purchase price.

COVENANTS

        The Asset Purchase Agreement contains covenants of CIDCO customary for transactions of the type contemplated by the Asset Sale, including covenants to:

        - Conduct the Telco Business in a manner consistent with past practice between signing of the Asset Purchase Agreement and closing of the Asset Sale.

        - Allow Buyer reasonable access to the Telco Business records prior to closing.

        -   Use reasonable commercial efforts to satisfy each closing condition.

        - Subject to the board of directors' fiduciary obligations, not solicit acquisition proposals from third parties.

        - Convene a special meeting of CIDCO stockholders and recommend a vote in favor of the Asset Sale, subject to the CIDCO board's fiduciary duties.

        - Grant or cause to be granted to Buyer a license to manufacture and sell telephony products in South America, Central America and the Caribbean.

        - Use reasonable commercial efforts to comply with the notice requirements of the Worker Adjustment and Retraining Notification Act.

        The Asset Purchase Agreement contains covenants of Buyer customary for transactions of the type contemplated by the Asset Sale, including covenants to:

        - Advise CIDCO in writing of any events that would make any of Buyer's representations or warranties untrue.

        -   Obtain all consents and authorizations of third parties.

        -   Use reasonable commercial efforts to satisfy all closing conditions.

        In addition to covenants specific to each of CIDCO and Buyer, the Asset Purchase Agreement also contains certain mutual covenants of the parties, including covenants to:

        - Consult with each other prior to making any press release or public announcements concerning the Asset Sale.

        - Make all securities and regulatory filings necessary to consummate the Asset Sale.

        - Cooperate fully with the other party to execute other documents or to obtain third party consents needed to consummate the Asset Sale.

INDEMNIFICATION FOR BREACH OF REPRESENTATIONS AND WARRANTIES

        CIDCO has agreed to indemnify Buyer for any loss arising as a result of any breach by CIDCO of any of its representations or warranties under the Asset Purchase Agreement. Buyer may not make a claim under the indemnification provisions unless Buyer provides written notice of the claim within the 12 months following closing and aggregate damages exceed $250,000, and then only to the extent that amount is exceeded. CIDCO's aggregate obligation for such indemnification may not exceed $1 million. Nothing limits Buyer's remedy for fraud or intentional misrepresentation.

INDEMNIFICATION FOR PATENT CLAIM

        CIDCO has also agreed to indemnify Buyer for any damages to Buyer arising as a result of patent infringement claims under patents held by Active Voice Corporation (the "Patent Indemnity"). CIDCO and Active Voice were parties to a patent infringement lawsuit related to such Active Voice claims.

        On September 29, 2000, Active Voice and CIDCO settled their litigation. As part of their Settlement Agreement, CIDCO agreed to pay Active Voice $2 million for past and future royalties owing under Active Voice's patent. CIDCO and Buyer have agreed that for four years after the closing, Buyer will reimburse CIDCO for $0.40 per unit of telephony product sold by Buyer which uses the Active Voice patent. CIDCO is entitled to receive Buyer's payments on a quarterly basis. See "The Asset Purchase Agreement - Indemnification for Patent Claim."

CONDITIONS

        The consummation of the Asset Sale is subject to certain mutual conditions, including no orders having been issued enjoining the Asset Sale, all required permits, authorizations and approvals having been obtained, no litigation pending or threatened by any governmental entity against the Asset Sale, and stockholder approval by CIDCO stockholders having been obtained.

        In addition, the obligations of CIDCO are subject to certain conditions, including the representations and warranties of Buyer being true as of the closing date except where inaccuracies do not constitute a material adverse effect, all covenants having been complied with and performed, except where failure to perform does not give rise to a material adverse effect, and Buyer shall have delivered the cash payment, executed copies of the ancillary documents and other closing documents.

        The obligations of Buyer are subject to certain conditions, including the representations and warranties of CIDCO being true as of the closing date except where inaccuracies do not constitute a material adverse effect, all covenants having been complied with and performed, except where failure to perform does not give rise to a material adverse effect, there having been no material adverse effect on the assets, assumed liabilities or the Telephony Business, Ian Laing having accepted an offer of employment with Buyer, CIDCO having delivered specific closing documents, and CIDCO's counsel having delivered an opinion of counsel to Buyer.

TERMINATION

        CIDCO and Buyer each have the right to terminate the Asset Purchase Agreement under certain circumstances customary to transactions similar to the Asset Sale, which include:

        -   Termination by mutual written consent of the parties.

        - Termination by either party if the Asset Sale has not closed by December 31, 2000.

        - Termination by either party if a court of competent jurisdiction enters a final nonappealable order permanently restraining, enjoining or otherwise prohibiting the Asset Sale.

        - Termination by either party if CIDCO stockholders fail to approve the Asset Sale, provided that a party may not terminate under this provision if the failure to obtain CIDCO stockholder approval is attributable for such party's failure to perform any material obligation.

        - Termination by Buyer if any of CIDCO's representations and warranties are inaccurate on the date of the Asset Purchase Agreement, or shall have become inaccurate such that the condition relating to such representations and warranties cannot be satisfied (subject to a 30 day right to cure) or any of CIDCO's covenants are breached such that the condition relating to covenants will not be satisfied.

        - Termination by CIDCO if any of Buyer's representations and warranties are inaccurate on the date of the Asset Purchase Agreement, or shall have become inaccurate such that the condition relating to such representations and warranties cannot be satisfied (subject to a 30 day right to cure), or any of Buyer's covenants are breached, such that the condition relating to such covenants cannot be satisfied.

        - Termination by CIDCO or Buyer if CIDCO enters into a definitive agreement for an acquisition of CIDCO or if an acquisition of CIDCO shall have occurred, provided that CIDCO complies with its obligations under the exclusivity of CIDCO provision described below, and provided further that Buyer may not terminate under this provision if CIDCO's ability to consummate the Asset Sale has not been adversely affected by such acquisition, the definitive agreement of such acquisition expressly acknowledges the Asset Purchase Agreement and CIDCO's obligations under that agreement, and CIDCO continues to perform its obligations under the Asset Purchase Agreement.

        CIDCO will not be obligated to pay a "breakup" fee in the event of any such termination of the Asset Purchase Agreement.

EXCLUSIVITY

        Under the Asset Purchase Agreement, CIDCO may not:

        -   Solicit any acquisition proposal from a third party.

        - Furnish any information regarding itself to any third party in connection with an acquisition proposal.

        -   Approve, endorse or recommend an acquisition proposal

Except that, prior to approval of the Asset Purchase Agreement by CIDCO stockholders, CIDCO may furnish nonpublic information regarding itself or engage in discussions with third parties regarding an acquisition proposal if CIDCO's board of directors concludes in good faith that failure to take such action would be inconsistent with its fiduciary obligations to its stockholders.

LICENSE TO CERTAIN TRADEMARKS

        CIDCO will retain ownership of the "CIDCO" name after closing. CIDCO will grant to Buyer the right to use the "CIDCO" name in an area of use limited to Buyer's post-Closing operation of the Telco Business.

RELATED AGREEMENTS

FINANCING OF BUYER

        David Lee has agreed with CIDCO in a letter delivered in connection with the signing of the Asset Purchase Agreement to provide financing for Buyer to fund Buyer's working capital needs during the four-year period Buyer has royalty obligations to CIDCO. Although Buyer currently has no significant assets, Mr. Lee has agreed to capitalize Buyer with $5 million cash at closing and to obtain, prior to closing, a commitment from a financial institution to provide a line of credit to Buyer in such amount as necessary to ensure that Buyer has sufficient liquidity to fund its working capital requirements. As additional assurance to CIDCO that Buyer will have sufficient liquidity to conduct its operations, on the closing date Mr. Lee will pledge to Buyer shares of stock in public companies having a fair market value of $5 million, to be utilized by Buyer if required to meet its working capital requirements during the four-year period it is obligated to make royalty payments to CIDCO.

        As a condition to the consummation of the Asset Sale, CIDCO and Buyer will execute the following ancillary agreements at the closing:

LICENSE BACK AGREEMENT

        Under a license agreement between Buyer and CIDCO, Buyer will grant to CIDCO the right to use the intellectual property transferred to Buyer under the Asset Purchase Agreement. The transferred intellectual property includes patents, trademarks, trade secrets and know-how. CIDCO's use of such transferred intellectual property is limited by CIDCO's non-compete covenant described above. See "The Asset Purchase Agreement Covenants."

CIDCO EUROPE LICENSE AGREEMENT


        CIDCO has agreed to use best efforts to grant or cause to be granted to CIDCO Communications, prior to closing, an exclusive, royalty-free license to manufacture and sell certain foreign telephony products, in a territory comprised of South America, Central America, and the Caribbean.

                                  TREATMENT OF STOCK OPTIONS

        The Asset Sale may be deemed a sale of "substantially all of the assets" or a "change in control" of CIDCO under certain of its employee stock plans, including the 1993 Stock Option Plan (the "1993 Plan"), the 1998 Nonstatutory Stock Option Plan (the "1998 Plan"), the 1999 Employee Stock Purchase Plan (the "Purchase Plan") and the 1994 Directors' Stock Option Plan (the "Directors Plan"). As a consequence of this treatment under the terms of the 1993 Plan and the 1998 Plan, the vesting of stock options held under those plans by individuals who will cease to be CIDCO employees at the time of the Asset Sale will be accelerated in full effective 10 days prior to, but conditioned upon the consummation of, the Asset Sale. Option holders who are expected to cease to be CIDCO employees immediately prior to the Asset Sale currently hold options for approximately 258,094 shares, of which approximately 638,554 shares will be accorded accelerated vesting as a result of the Asset Sale. If not exercised prior to the Asset Sale, these options held by employees whose employment with CIDCO will terminate immediately prior to the Asset Sale will expire and cease to be exercisable upon the consummation of the Asset Sale.



        The board of directors has adopted resolutions providing that all options outstanding under the 1993 Plan, the 1998 Plan and the Directors Plan held by those employees and directors whose service with CIDCO will not terminate upon the consummation of the Asset Sale and instead will continue in effect under their existing terms. Accordingly, options held by employees and directors who will remain with CIDCO immediately following the Asset Sale will remain outstanding and their vesting will not accelerate as a result of the Asset Sale. However, if the service of an employee holding an option granted under the 1993 Plan or the 1998 Plan terminates within a period of 12 months following the Asset Sale, either involuntarily for reasons other than "cause" (as defined by the plans) or as a result of the employee's resignation for "good reason" (as defined by the plans), then any unvested portion of such employee's option will vest in full. CIDCO currently anticipates that a number of employees may receive accelerated vesting of their options as a result of their involuntary termination following limited periods of employment with CIDCO after the Asset Sale.

        The board of directors has also adopted resolutions providing that all rights to purchase CIDCO common stock then outstanding under the Purchase Plan will continue in accordance with their existing terms after the Asset Sale. Those employees who are participants in the Purchase Plan and who remain employed by CIDCO following the Asset Sale will remain participants on the same terms following the Asset Sale. However, in accordance with the provisions of the Purchase Plan, those employees participating in the Purchase Plan who cease to be CIDCO employees following the Asset Sale will cease to be participants in the Purchase Plan immediately upon their termination of employment.


                     CERTAIN TAX CONSEQUENCES OF ASSET SALE

        CIDCO anticipates that the Asset Sale will not cause CIDCO to incur any U.S. federal income tax liability. CIDCO stockholders will not have any taxable gain or loss as a result of the Asset Sale.

                              BENEFICIAL OWNERSHIP

           STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


        The following table sets forth, as of September 30, 2000, certain information with respect to the beneficial ownership of CIDCO's common stock by
(i) each stockholder known by CIDCO to be the beneficial owner of more than 5% of the CIDCO's common stock, (ii) each director of CIDCO, and (iii) all directors and executive officers of CIDCO as a group.



                                                            Amount and Nature         Percent of Common
          Name of Beneficial Owner(1)                   of Beneficial Ownership     Stock Outstanding(2)
          ----------------------------                   -----------------------     ---------------------
Arthur A. Watson, Jr ................................          1,335,700(3)                   9.3
2787 Burning Daylight Farm
Free Union, Virginia ................................                                       22940
Paul G. Locklin .....................................          1,098,000(4)                   7.5
Trimark Financial Corporation .......................            947,000(5)                   6.6
One First Canadian Place, Suite 5600, P.O. Box
487 Toronto Ontario M5X 1E5
Dimensional Fund Advisors Inc. ......................            970,300(6)                   6.7
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
Daniel L. Eilers ....................................            270,000(7)                   1.8
Timothy J. Dooley ...................................            128,117(8)                     *
Ernest K. Jacquet ...................................             99,211(9)                     *
Richard D. Kent .....................................            106,944(10)                    *
Ian G.A. Laing ......................................            108,056(11)                    *
William A. Sole .....................................            111,600(12)                    *
John Floisand .......................................             15,000(13)                    *
Robert Lee ..........................................             15,000(14)                    *
Marv Tseu ...........................................             15,000(15)                    *
All current directors and executive
officers as a group (10 persons) ....................          1,966,928(16)                 12.7
--------------------------------


*       Less than 1%.

(1) Except as indicated in the footnotes to this table, to CIDCO's knowledge the persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2) Calculated on the basis of 14,431,372 shares of common stock outstanding as of September 30, 2000, except that shares of common stock underlying options exercisable within 60 days of September 30, 2000 are deemed to be outstanding for purposes of calculating the beneficial ownership of common stock of the holders of such options.

(3) Based on a Schedule 13G/A filed on February 9, 2000 with the SEC. Includes 163,300 shares for which Mr. Watson shares voting power with certain members of his immediate family, and includes 233,200 shares for which Mr. Watson shares dispositive power with certain members of his immediate family.

(4) Includes 240,000 shares subject to options exercisable within 60 days of September 30, 2000.

(5)     Based on a Schedule 13G filed on February 10, 2000 with the SEC.

(6)     Based on a Schedule 13G filed on February 3, 2000 with the SEC.

(7) Represents 270,000 shares subject to options exercisable within 60 days of September 30, 2000.

(8) Represents 128,117 shares subject to options exercisable within 60 days of September 30, 2000.

(9) Includes 69,000 shares held by J&R Investment Management Co. of which Mr. Jacquet is an officer, director and 50% stockholder and 15,000 shares subject to options exercisable within 60 days of September 30, 2000.

(10) Includes 104,965 shares subject to options exercisable within 60 days of September 30, 2000.

(11) Represents 108,056 shares subject to options exercisable within 60 days of September 30, 2000.

(12) Represents 106,251 shares subject to options exercisable within 60 days of September 30, 2000.

(13) Represents 15,000 shares subject to options exercisable within 60 days of September 30, 2000.

(14) Represents 15,000 shares subject to options exercisable within 60 days of September 30, 2000.

(15) Represents 15,000 shares subject to options exercisable within 60 days of September 30, 2000.

(16) See notes (4) and (7) through (15). Includes 1,017,389 shares subject to options exercisable within 60 days of September 30, 2000.

                                  OTHER MATTERS

        As of the date of this proxy statement, the board of directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                  By Order of the Board of Directors


                                  Paul G. Locklin, President and Chief Executive Officer

November __, 2000

================================================================================

                            ASSET PURCHASE AGREEMENT

                                 by and between

                           CIDCO Communications, LLC,
                      a Delaware limited liability company;


                                 on the one hand


                                       and


                               CIDCO Incorporated,
                             a Delaware corporation;


                               on the other hand.


                         -------------------------------
                         Dated as of September 14, 2000
                         -------------------------------

================================================================================

                            ASSET PURCHASE AGREEMENT


        THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of September 14, 2000, by and between CIDCO Communications, LLC, a Delaware limited liability company ("Purchaser") on the one hand, and CIDCO Incorporated, a Delaware corporation ("Seller") on the other hand.

                                    RECITALS

        A. Seller is engaged in the business of providing telephony products and services through Regional Bell Operating Companies and independent telephone operating companies to end users (excluding the Excluded Assets, as defined below, the "Telephony Business").

        B. Seller desires to sell to Purchaser and Purchaser desires to acquire from Seller substantially all of the assets, and Seller desires Purchaser to assume and Purchaser desires to assume certain specified liabilities, related to the Telephony Business, in accordance with the terms hereof (the "Transaction").

        NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

        As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

        1.1 "Acquisition" shall mean any transaction or series of transactions involving:

            (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Seller is a constituent corporation,
(ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities of any class of voting securities of Seller, or (iii) in which Seller issues securities representing more than 50% of the outstanding securities of any class of voting securities of Seller;

            (b) any sale (other than in the ordinary course of business), lease (other than in the ordinary course of business), exchange, transfer (other than in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition or disposition (other than in the ordinary course of business) of any business or businesses or assets that constitute or account for 50% or more of the consolidated net revenues, net income or assets of Seller; or

            (c) any liquidation or dissolution of Seller.

        1.2 "Acquisition Proposal" shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Purchaser) contemplating or otherwise relating to any Acquisition.

        1.3 "Affiliate" shall mean a Person that directly or indirectly, through one or more intermediaries, is controlled by, or is under common control with another Person.

        1.4 "Assumed Contracts" shall mean only those Contracts listed on
Schedule 4.9 which rights and obligations Seller will assign and Purchaser will assume as of the Closing Date, as such schedule may be updated through the Closing Date, subject to Purchaser's consent (not to be unreasonably withheld) to include Contracts entered into in the ordinary course of business or otherwise as agreed between the parties.

        1.5 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

        1.6 "Confidentiality Agreement" shall have the meaning set forth in
Section 8.1.

        1.7 "Contracts" shall mean all those contracts and arrangements relating to the Telephony Business listed on Schedule 4.9.

        1.8 "Encumbrances" shall mean any and all restrictions on or conditions to transfer or assignment, claims, liabilities, liens, pledges, mortgages, restrictions, and encumbrances of any kind, whether accrued, absolute, contingent or otherwise affecting the Assets.

        1.9 "Excluded Assets" shall mean the following assets of Seller as of the Closing: (a) all cash and cash equivalents, (b) all bank accounts, (c) all accounts receivable, (d) Intellectual Property other than the Transferred Intellectual Property, (e) all assets used in or related to Seller's business of designing, manufacturing, marketing and selling Internet appliances and providing related services (the "Mailstation Business"), (f) prepaid assets and
(g) such other assets, rights or properties of Seller not expressly included in the Assets.

        1.10 "GAAP" shall mean generally accepted accounting principles, as in effect in the United States from time to time, as supplemented by Regulation S-X as promulgated by the United States Securities and Exchange Commission, as in effect from time to time, consistently applied.

        1.11 "Governmental Entity" shall mean any court, or any federal, state, municipal, provincial or other governmental authority, department, commission, board, service, agency, political subdivision or other instrumentality.

        1.12 "Intangibles" shall mean guarantees, rights, warranties, defenses and claims, choses in action, causes of action, demands, rights of recovery, suits, covenants not to compete and other rights in favor of Seller relating to the Assets, the Assumed Liabilities or the Telephony Business, excluding Intellectual Property.

        1.13 "Inventory" shall mean the inventory, including consumables, parts (including retainable parts), materials, and spares, wherever located, owned, primarily employed or held for sale to customers in the conduct of the Telephony Business, as identified on Schedule 1.13, as the same may be updated or revised by Seller as of the Closing Date.

        1.14 "Knowledge" or "Known" shall mean the current actual knowledge of any of the officers or directors of a Person.

        1.15 "Laws or Decrees" shall mean all applicable federal, state, provincial and local laws, ordinances, rules, statutes, regulations and all orders, writs, injunctions, awards, judgments or decrees.

        1.16 "Liability" shall mean any direct or indirect liability, indebtedness, obligation, guarantee or endorsement, whether known or unknown, whether accrued or unaccrued, whether absolute or contingent, whether due or to become due, or whether liquidated or unliquidated.

        1.17 "Material Adverse Change" shall mean any change (i) that is or is reasonably likely to be materially adverse to the Assets, the Assumed Liabilities, or the results of operations or financial condition of the Telephony Business or (ii) that materially impairs the ability of Purchaser to perform its obligations hereunder or to consummate the Transaction, provided, however, that (a) any failure by Seller to meet published revenue or earnings projections; or (b) any change, event or effect attributable or relating to conditions affecting Seller's industry, the U.S. economy as a whole or the foreign economy in locations where Seller has material operations or sales shall not constitute a Material Adverse Change.

        1.18 "Material Adverse Effect" shall mean any effect (i) that is or is reasonably likely to be materially adverse to the Assets, the Assumed Liabilities, or the results of operations or financial condition of the Telephony Business or (ii) that materially impairs the ability of Purchaser to perform its obligations hereunder or to consummater the Transaction, provided, however, that (a) any failure by Seller to meet published revenue or earnings projections; or (b) any change, event or effect attributable or relating to conditions affecting Seller's industry, the U.S. economy as a whole or the foreign economy in locations where Seller has material operations or sales shall not constitute a Material Adverse Effect.

        1.19 "Permits" shall mean any and all licenses, permits, authorizations, certificates, franchises, variances, waivers, consents and other approvals from any Governmental Entity relating to the Telephony Business, the Assets or the Assumed Liabilities. Schedule 1.19 contains a complete list of Permits held by Seller relating to the Telephony Business, the date of expiration of each such Permit, and whether each such Permit is transferable.

        1.20 "Permitted Encumbrances" shall mean (a) easements, covenants, rights-of-way or other similar restrictions and imperfections of title, (b) liens for taxes not yet due and payable, and (c) liens described in Schedule 1.20.

        1.21 "Person" shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

        1.22 "Proxy Statement" shall mean the proxy statement/prospectus to be sent to Seller's stockholders in connection with the Seller Stockholder's Meeting.

        1.23 "Tangible Assets" shall mean the tangible assets, equipment and other fixed assets, including all tooling, aids, manuals, schematics, diagnostics and machinery listed on Schedule 1.23.

        1.24 "Tax" shall mean any federal, provincial, territorial, local, or foreign income, profits, gross receipts, capital gains taxes, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, business license, occupation, value added, goods and service, alternative or add-on minimum, estimated, or other tax or governmental charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, relating to the Assets or the Telephony Business.

        1.25 "Tax Return" shall mean any return, declaration, report, estimates, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, covering or relating to the Assets or the Telephony Business.

        1.26 "Telephony Business Records" shall mean any and all books, records, files, drawings, documentation, data or information that have been or now are used in or with respect to, in connection with or otherwise relating to the Telephony Business, the Assets or the Assumed Liabilities.

        1.27 "Transferred Intellectual Property" shall mean the Trademarks, Patents and Copyrights listed on Schedule 1.27 and all Trade Secrets currently used in the Telephony Business and as described on Schedule 1.27.

         THE FOLLOWING TERMS ARE DEFINED ELSEWHERE IN THE AGREEMENT:

         TERM                                        SECTION WHERE DEFINED
         ----                                        ---------------------
         Additional Inventory Payment                2.7(a)
         Adverse Consequences                        10.7(a)
         Agreement                                   Preamble
         Allocation Schedule                         2.9
         Ancillary Agreements                        4.2
         Assets                                      2.2
         Assumed Liabilities                         2.4
         Assumption Agreement                        9.2(e)(iv)
         Cash Payment                                2.6
         Closing                                     3.1
         Closing Date                                3.1
         Competition                                 10.4
         Copyrights                                  4.8(a)(iii)
         Derivative Work                             10.6(c)

         DOJ                                         8.2(b)
         Damages                                     11.1(b)
         Exchange Act                                4.6
         Excluded Liabilities                        2.5
         Former Seller Employees                     10.10
         FTC                                         8.2(b)
         HSR Act                                     4.3
         HSR Filings                                 8.2(b)
         Indemnification Claim                       11.2(a)
         Indemnified Person                          11.1(b)
         Intellectual Property                       4.8
         Issued Patents                              4.8(a)(i)
         JAMS                                        Article XII
         License                                     10.6(a)
         Mailstation Business                        1.9
         Marks                                       10.6(b)
         Officer's Certificate                       11.2
         Patents                                     4.8(a)(ii)
         Patent Applications                         4.8(a)(ii)
         Patent Claim                                10.7
         Patent Losses                               10.7
         Property Taxes                              10.3(b)
         Prospective New Purchaser Employees         10.1(a)
         Purchaser                                   Preamble
         Purchaser Compliance Certificate            9.2(a)
         Purchaser Financial Statements              5.6
         Required Seller Stockholder Vote            4.2
         Royalty Payments                            2.7(b)
         Royalty Periods                             2.7(b)(i)
         SCPA                                        4.8(g)
         Seller                                      Preamble
         Seller Compliance Certificate               9.3(a)
         Seller Employee Plans                       10.1(b)(iii)
         Seller Financial Statement                  4.6
         Seller SEC Documents                        4.6
         Seller Stockholder Proposal                 6.5(b)
         Seller Stockholders' Meeting                6.4(b)
         Seller's Cost                               2.7(a)(i)
         Survival Period                             14.1
         Telephony Business                          Recital A
         Telephony Products                          4.8(c)
         Term of the Non-compete                     10.6(a)
         Third Party Claim                           11.2(d)
         Third Party Intellectual Property           4.8(d)
         Threshold Inventory Sales                   2.7(a)(i)
         Trademarks                                  4.8(a)(iv)

         Trade Secrets                               4.8(a)(v)
         Transaction                                 Recital B
         Transaction Taxes                           10.3(a)
         Warranty and Merchandise Exchange
         Amount                                      2.8
         Warranty and Merchandise Exchange
         Schedule                                    2.8(a)
         Warranty Obligations                        2.4


                                   ARTICLE II

                          PURCHASE AND SALE OF ASSETS;
                            ASSUMPTION OF LIABILITIES

        2.1 Purchase and Sale of Assets; Assumption of Assumed Liabilities; and Technology License.

            (a) Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Closing Date:

                (i) Seller agrees to sell, assign, transfer, convey and deliver to Purchaser at the Closing, and Purchaser agrees to purchase from Seller, all of Seller's right, title and interest in and to the Assets;

                (ii) Seller agrees to assign to Purchaser, and Purchaser agrees to assume from Seller, the Assumed Liabilities;

                (iii) Seller agrees to assign to Purchaser, and Purchaser shall assume from Seller, all of Seller's rights and obligations under the Assumed Contracts, subject to the obtaining of all necessary consents by the other parties thereto; and

                (iv) Purchaser agrees to grant to Seller the License pursuant to the terms of Section 10.6 hereof.

            (b) In connection with the Transaction, on the Closing Date, Seller shall take any and all actions that may be required, or reasonably requested by Purchaser, to transfer good title to all of the Assets to Purchaser. Seller shall deliver possession of all of the Assets to Purchaser on the Closing Date at the location and by such means as are reasonably designated by Purchaser, and Seller shall further deliver to Purchaser proper assignments, bills of sale, conveyances and other instruments of sale and/or transfer in forms reasonably satisfactory to Purchaser in order to convey to Purchaser good title to the Assets.

        2.2 Assets. As used in this Agreement, the term "Assets" means, collectively, all right, title and interest, in and to the following:

            (a) Assumed Contracts. All rights and benefits of Seller in existence on the Closing Date or arising from and after the Closing Date under the Assumed Contracts;

            (b) Telephony Business Records. All Telephony Business Records; provided, however, that Seller shall be permitted to retain one copy thereof;

            (c) Intangibles. All Intangibles;

            (d) Inventory. All Inventory;

            (e) Permits. All Permits to the extent transferable by Seller;

            (f) Tangible Assets. All Tangible Assets; and

            (g) Transferred Intellectual Property. All Transferred Intellectual Property.

        2.3 Excluded Assets. Notwithstanding anything herein to the contrary, Seller shall retain all of its right, title and interest in and to, and Purchaser shall not acquire any interest in, the Excluded Assets.

        2.4 Assumption of Liabilities. Subject to and upon the terms and conditions of this Agreement, effective as of the Closing Date, Purchaser agrees to assume from Seller and to thereafter pay, perform and/or otherwise discharge in a timely manner:

            (a) Liabilities arising from and after the Closing Date under the Assumed Contracts, other than (i) Liabilities performed or paid, or required under any Assumed Contracts to have been performed or paid, prior to the Closing Date, (ii) Liabilities arising from any breach or default of any Assumed Contract to the extent occurring (or arising from facts and/or activities occurring) prior to the Closing Date or (iii) Liabilities arising from any tort, infringement or violation of law by Seller that occurred (or arose from facts occurring) prior to the Closing Date (the "Assumed Liabilities"); and

            (b) Any obligations of Seller under the Assumed Contracts to provide product warranty repair or merchandise exchange services to those Persons who purchased Telephony Products prior to the Closing Date.

        2.5 Liabilities Not Assumed. Except as expressly set forth in Section
2.4 above, Purchaser shall not assume or become liable or obligated in any way, and Seller shall retain and remain solely liable for and obligated to discharge all debts, expenses, contracts, agreements, commitments, obligations, claims, suits and other liabilities of Seller of any nature whatsoever, whether or not related to the Telephony Business or the Assets, whether known or unknown, accrued or not accrued, fixed or contingent, current or arising hereafter, including, without limitation, any of the following (collectively referred to herein as "Excluded Liabilities"):

            (a) Any Liability arising out of or as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time to the extent arising out of facts occurring prior to the Closing Date;

            (b) Any Liability of Seller for unpaid Taxes (with respect to the Telephony Business, the Assets, or Seller's employees or otherwise), any Liability of Seller for Taxes arising in connection with the consummation of the Transaction (including any income Taxes) arising because Seller is transferring the Assets or any Liability of Seller for the unpaid Taxes of any Person other than Seller, or a transferee or successor of Seller, by contract or otherwise;

            (c) Any Liabilities related to or arising from any breach or default by Seller, whether before or after the Closing Date, of any Contract or related to or arising from any tort, infringement or violation of Laws or Decrees by Seller, in each case to the extent occurring or arising from facts occurring on or prior to the Closing Date;

            (d) Any Liability of Seller incurred in connection with or under this Agreement (including, without limitation, with respect to any of Seller's representations, warranties, agreement or covenants hereunder) relating to the execution or performance of this Agreement and the transactions contemplated herein;

            (e) Any Liability of Seller under any Seller Employee Plans with respect to any obligation of Seller to contribute or to make payments to or provide benefits on behalf of Seller's employees;

            (f) Any fees or expenses incurred by Seller hereunder with respect to Seller's engagement of its counsel, or any investment banker, appraiser or accounting firm engaged to perform services hereunder; and

            (g) any Liability of Seller not related to the Telephony Business.

        2.6 Purchase Price. In consideration of the purchase of the Assets, Purchaser shall assume the Assumed Liabilities pursuant to Section 2.4, enter into the License under Section 10.6, pay to Seller the sum of Five Million Dollars ($5,000,000) (the "Cash Payment"), payable in cash at the Closing by wire transfer to an account designated by Seller and be obligated to make the post-closing payments required under Section 2.7 hereunder.

        2.7 Post Closing Payments.

            (a) Additional Inventory Payments.

                (i) After Purchaser has sold Inventory with associated Seller's Cost equal in the aggregate to $3,500,000 (as such amount may be adjusted in accordance with Section 2.8) (the "Threshold Inventory Sales"), Purchaser shall thereafter be obligated to pay Seller, commencing with the calendar month in which the Threshold Inventory Sales were achieved, a cash payment equal to the aggregate Seller's Cost with respect to any additional Inventory sold by Purchaser (net of product returned for credit and excluding inventory described in Section 2.7(a)(ii)) beyond the Inventory representing the Threshold Inventory Sales (the "Additional Inventory Payments"). "Seller's Cost" shall be based on Seller's Costs of the Inventory as set forth on Schedule 1.13.

                (ii) In the event Purchaser sells any Inventory at less than Seller's Cost, Purchaser shall be obligated to pay Seller 80% of the gross proceeds to Purchaser from the sale of such Inventory. Purchaser shall not be entitled to sell the Inventory below Seller's Cost without Seller's approval, such approval not to be unreasonably withheld; provided that with respect to sales of Inventory listed on Schedule 2.7, Purchaser shall be entitled to sell such Inventory below Seller's Cost without Seller's prior approval.

                (iii) Additional Inventory Payments shall be made to Seller by Purchaser by wire transfer to an account designated by Seller on or before the 15th day after the close of each calendar month commencing with the calendar month in which the Threshold Inventory Sales were achieved. Inventory shall be deemed to have been sold in the month in which Purchaser recognizes revenue in accordance with GAAP for such sales; provided, however, that in the event any Inventory is subject to a consignment arrangement, such Inventory shall not be deemed to be sold under this Section until such time as Purchaser is paid pursuant to the terms of the consignment arrangement. Purchaser shall deliver to Seller 15 days after the end of each calendar month a written report itemizing the Inventory sold in such calendar month.

            (b) Royalty Payments.

                (i) Purchaser shall pay Seller a quarterly royalty on revenues (the "Royalty Payments") recognized in accordance with GAAP by Purchaser from the Telephony Business, including revenues from the Telephony Products and future products derived from the Transferred Intellectual Property, but excluding any revenues from sales of Inventory below Seller's Cost pursuant to
Section 2.7(a)(ii) for which Seller shall receive 80% of the gross proceeds of such sales in lieu of Royalty Payments, as set forth below:

          Royalty Period                                      Royalty Percentage
          --------------                                      ------------------
          During the 1st four successive calendar                    4%
          quarters, and any interim portion of a quarter,
          following the Closing

          During the 2nd four successive calendar                    3%
          quarters following the Closing

          During the 3rd four successive calendar                    2%
          quarters following the Closing

          During the 4th four successive calendar                    1%
          quarters following the Closing


                (ii) Royalty Payments shall be made on or before the 30th day following the end of each quarter during the Royalty Periods (as described in the table set forth in subparagraph 2.7(b)(i) above), in cash by wire transfer to an account designated by Seller. Purchaser shall deliver to Seller within 30 days following the end of each calendar quarter a written report itemizing the revenues recognized by Purchaser for which a royalty is due under this Section 2.7(b).

        2.8 Warranty and Merchandise Exchange Schedule. In consideration of Purchaser's assumption of the warranty repair and merchandise exchange obligations under the Assumed Contracts, as described in Section 2.4(b), Purchaser shall be entitled to receive an adjustment to Threshold Inventory Sales (the "Warranty and Merchandise Exchange Amount"). Within thirty (30) days after the Closing Date, Seller will prepare and deliver to Purchaser a warranty adjustment schedule (the "Warranty and Merchandise Exchange Schedule") prepared in accordance with the adjustment formula and methodology set forth on Schedule
2.8 hereto, which will detail the Warranty and Merchandise Exchange Amount, and which will be accompanied by appropriate work papers, invoices and such other supporting documentation as may be necessary for Purchaser to review the Warranty and Merchandise Exchange Amount. Based on the Warranty and Merchandise Exchange Amount, Purchaser shall be entitled to claim a credit against the Threshold Inventory Sales. To the extent the Warranty and Merchandise Exchange Amount is a positive number, the Threshold Inventory Sales amount shall be adjusted upward on a dollar-for-dollar basis up to the net book value of the Inventory (as provided in the Allocation Schedule). In the event the Warranty and Merchandise Exchange Amount exceeds Purchaser's actual sales of Inventory (i.e., Purchaser does not reach the Threshold Inventory Sales within 48 months after the Closing Date), Purchaser shall be entitled to credit such remaining amounts against Purchaser's Royalty Payments to Seller.

        2.9 Inspection Rights. In addition to any recordkeeping obligations specified in Section 2.8 above, Purchaser will keep complete and accurate records in connection with its activities in connection with its sale of the Inventory and revenues from the Telephony Business. During the term of Purchaser's obligations under Section 2.7 and for three (3) months following the termination of those obligations, Purchaser will permit Seller or an auditor selected by Seller to review such records upon reasonable advance written notice, solely for the purpose of verifying Purchaser's compliance with the terms of this Agreement. Any such inspection will be conducted during Purchaser's regular business hours and, to the extent possible, in a manner that does not interfere with the ordinary business operations of Purchaser. In the event that any such inspection finds an underpayment of more than three percent (3%) of the amounts due to Seller for any month, Purchaser will promptly pay Seller such underpayment and reimburse Seller for its costs and expenses incurred in connection with any such inspection.

        2.10 Allocation. Seller and Purchaser agree to allocate the purchase price (including the Assumed Liabilities) among the Assets in accordance with
Schedule 2.9 (the "Allocation Schedule").

                                   ARTICLE III

                                   THE CLOSING

        3.1 The Closing. The consummation of the Transaction will take place at a closing to be held at the offices of Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, California (the "Closing") on the date 5 business days after all conditions (other than the respective delivery obligations of the parties) hereto have been satisfied or waived, or at such other time or date as may be agreed to by the parties to this Agreement (the "Closing Date").

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Except as otherwise set forth in the Seller Disclosure Schedule provided to Purchaser, a copy of which is attached hereto as Schedule IV, the following representations and warranties are made by Seller as set forth below:

        4.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has full power and authority to carry on its businesses as now conducted. Seller is duly qualified or licensed to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified or licensed, except in jurisdictions which the failure to qualify, in the aggregate, would not have a Material Adverse Effect on the Telephony Business.

        4.2 Authorization. This Agreement and all other agreements in connection with the Transaction to which Seller is or will be a party (such other agreements being referred to hereinafter as the "Ancillary Agreements") have been, or upon their execution and delivery hereunder will have been, duly and validly executed and delivered by Seller and constitute, or will constitute, valid and binding agreements of Seller enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles or the exercise of judicial discretion in accordance with such principles. Seller has all requisite power and authority to execute, and deliver this Agreement and, at the time of the Closing, will have all requisite power and authority to carry out the transactions contemplated in this Agreement and the Ancillary Agreements. All requisite corporate action on the part of Seller has been taken to authorize the execution and delivery of this Agreement and the Ancillary Agreements, subject only to the approval of the Transaction and this Agreement by Seller's stockholders as contemplated by Section 6.4. The affirmative vote of the holders of a majority of the shares of common stock of Seller outstanding on the record date for the Seller Stockholders' Meeting called pursuant to Section 6.4 with regard to Seller Stockholder Proposals (the "Required Seller Stockholder Vote") is the only vote of the holders of any of Seller's capital stock necessary under applicable Law to approve this Agreement and the transactions contemplated hereby.

        4.3 No Conflicts; Consents. The execution and the delivery of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated herein and therein and compliance with the provisions hereof and thereof will not, conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, any provision of the Certificate of Incorporation or Bylaws of Seller or any material instrument, contract or understanding to which Seller is a party or by which Seller is bound, or by which Seller or any of its properties is bound, or any federal, state or local judgment, writ, decree, order, statute, rule or regulation applicable to Seller. Except for (i) consents, approvals, authorizations, registrations or filings under applicable securities laws, (ii) the termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, and (iii) such other consents, authorizations, filings, approvals and registrations required under any other applicable Law or Decree which, if not obtained or made, would not have a Material Adverse Effect on Seller and would not prevent or materially alter or delay the Transaction, no consent of any third party or any Governmental Entity is required to be obtained on the part of Seller to permit the consummation of the transactions contemplated in this Agreement or the Ancillary Agreements.

        4.4 Title to Assets. Seller has good title to or a valid leasehold interest in, all of the Assets, free and clear of all Encumbrances except for Permitted Encumbrances. At the Closing, Seller will sell, convey, assign, transfer and deliver to Purchaser good title, and all Seller's right, title and interest, in and to all of the Assets, free and clear of all Encumbrances except for Permitted Encumbrances. Except as set forth in Schedule 1.23, each Tangible Asset is, and as of the Closing Date will be, in good operating condition and good repair, ordinary wear and tear excepted, and is usable in the ordinary course of the Telephony Business.

        4.5 Compliance with Laws and Regulations; Governmental Licenses, Etc. Seller is in compliance with all applicable Laws or Decrees with respect to or affecting the Telephony Business, the Assets, or the Assumed Liabilities, except for such failure to comply as which would not result in a Material Adverse Effect on the Telephony Business, the Assets or the Assumed Liabilities. Seller is not subject to any order, injunction or decree issued by any Governmental Entity which could impair the ability of Seller to consummate the transactions contemplated herein or which could adversely affect Purchaser's conduct of the Telephony Business or its use and enjoyment of the Assets or the Transferred Intellectual Property from and after the Closing Date. Schedule 1.19 contains a complete list of Permits held by Seller relating to the Telephony Business, the date of expiration of each such Permit, and whether each such Permit is transferable.

        4.6 SEC Reports; Seller Financial Statements. Seller has made available to Purchaser through EDGAR a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Purchaser since December 31, 1998; and, prior to the Closing, Seller will have made available to Purchaser through EDGAR true and complete copies of any additional documents filed with the SEC by Seller prior to the Closing Date (collectively, the "Seller SEC Documents"). As of their respective filing dates, the Seller SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act and none of the Seller SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Seller SEC Document prior to the date hereof. The financial statements of Seller, including the notes thereto, included in the Seller SEC Documents (the "Seller Financial Statements"), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC). The Seller Financial Statements fairly present the consolidated financial condition and operating results of Seller and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Seller's accounting policies except as described in the notes to the Seller Financial Statements.

        4.7 Absence of Certain Changes or Events. Since March 31, 2000, Seller has conducted the Telephony Business in the ordinary course consistent with past practices and, without limiting the generality of the foregoing, has not suffered any Material Adverse Change in the Assets, the Assumed Liabilities or the Telephony Business.

        4.8 Intellectual Property.

            (a) For purposes of this Agreement, "Intellectual Property" means:

                (i) all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, "Issued Patents");

                (ii) all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention (collectively "Patent Applications" and, with the Issued Patents, the "Patents");

                (iii) all copyrights, copyrightable works, semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, "Copyrights");

                (iv) trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names and all goodwill associated therewith (collectively, "Trademarks"); and

                (v) all technology, ideas, inventions, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, hardware, software and processes ("Trade Secrets");

            (b) Seller owns and has good title to, or possesses legally enforceable rights to use, all Intellectual Property used in the Telephony Business as currently conducted. To Seller's Knowledge, no Person other than Seller has any right, claim or interest in or with respect to any Transferred Intellectual Property. Seller owns the Marks and has the right to license the Marks to Purchaser as contemplated under Section 10.6. There is no unauthorized use, disclosure or misappropriation of the Transferred Intellectual Property by any employee or to Seller's Knowledge, former employee of Seller or to Seller's knowledge, any of its subsidiaries or by any other third party. Seller has no Knowledge of any prior art that would invalidate the Patents.

            (c) Schedule 1.27 lists all Issued Patents, Patent Applications, Trademarks, Copyrights and, to Seller's Knowledge, Trade Secrets owned by Seller and currently used in the Telephony Business, including the jurisdictions in which each such Issued Patent, Patent Application, Trademark or Copyright has been issued or registered or in which any such application for such issuance and registration has been filed. A list of all current products of the Telephony Business ("Telephony Products") is set forth on Schedule 4.8.

            (d) Schedule 4.8 contains an accurate list as of the date of this Agreement of all licenses, sublicenses and other agreements to which Seller is a party and pursuant to which Seller is authorized to use in the Telephony Business any Intellectual Property owned by any third party, excluding "off the shelf" or other software at an aggregate cost not exceeding $10,000 and widely available through regular commercial distribution channels on standard terms and conditions ("Third Party Intellectual Property").

            (e) Seller has not entered into any agreement to indemnify any other person against any charge of infringement of any Transferred Intellectual Property. There are no royalties, fees or other payments payable by Seller to any Person by reason of the ownership, use, sale or disposition of the Transferred Intellectual Property.

            (f) Seller is not in breach of any license, sublicense or other agreement relating to the Transferred Intellectual Property. Neither the execution, delivery or performance of this Agreement or any Ancillary Agreement contemplated hereby nor the consummation of the Transaction will contravene, conflict with or result in an infringement on Purchaser's right to own or use any Transferred Intellectual Property, including any Third Party Intellectual Property.

            (g) All Patents and registered Trademarks included in the Transferred Intellectual Property are valid and subsisting. All maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance of any Patent comprising or relating to such item have been paid in the correct entity status amounts. To Seller's Knowledge, in connection with the Telephony Business, Seller is not infringing, misappropriating or making unlawful use of any proprietary asset owned or used by any third party. Seller has not brought a proceeding alleging infringement of the Transferred Intellectual Property or breach of any license or agreement involving the Transferred Intellectual Property against any third party. All semiconductor topography works and mask works have been registered in the United States Copyright Office under the Semiconductor Chip Protection Act of 1984 (the "SCPA") within two (2) years after the first date of Commercial Exploitation, as that term is defined in the SCPA.

            (h) Seller is not subject to any proceeding or outstanding decree, order, judgment, or stipulation restricting in any manner the use, transfer, or licensing thereof by Seller, or which may affect the validity, use or enforceability of the Transferred Intellectual Property. Seller is not subject to any agreement which restricts in any material respect the use, transfer, or licensing by Seller of the Transferred Intellectual Property.

        4.9 Contracts and Arrangements.

            (a) Schedule 4.9 hereto contains a true and accurate list of all material contracts, pursuant to which Seller enjoys any right or benefit or undertakes any obligation related to the Transferred Intellectual Property, the Assumed Liabilities or the Assets (the "Contracts"). Except for the Contracts, Seller is not a party to or otherwise bound by the terms of any material contract, agreement or obligation, written or oral, affecting the Assets, the Transferred Intellectual Property, or the Assumed Liabilities. Each of the Assumed Contracts is (assuming due authorization and execution by the other party or parties thereto) valid, binding and in full force and effect and enforceable by Seller in accordance with its terms, except as enforcement may be limited by general equitable principles and the exercise of judicial discretion in accordance with such principles. Except as set forth on Schedule 4.9 attached hereto, no consents are necessary for the effective assignment to and assumption by Purchaser of any of the Assumed Contracts.

            (b) To Seller's Knowledge, there are no unresolved claims between Seller and any of the principal licensors, vendors, suppliers, distributors, representatives or customers of the Telephony Business, and no event which could reasonably be expected to result in (i) a material breach of an Assumed Contract, (ii) a request for a material accommodation or concession in connection with the sale of services, distributors, representatives or customers or (iii) a significant impairment of the relationships of the Telephony Business with its principal licensors, vendors, suppliers, distributors, representatives, or customers, and none of such persons has advised Seller of its intention to cease doing business with Purchaser following the Closing Date, whether as a result of the transactions contemplated hereunder or otherwise.

        4.10 Brokers. There is no broker, finder, investment banker or other person, other than Alliant Partners, whose fees are to be paid by Seller pursuant to the engagement agreement between Alliant Partners and Seller (a true and correct copy of which has been provided to Buyer), who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated herein as a result of any agreement of, or action taken by, Seller.

        4.11 Litigation. There is no suit, action, proceeding, claim or investigation, pending or threatened against Seller, or its properties or officers or directors, before any Governmental Entity. There is no judgment, decree or order against Seller or any of its properties.

        4.12 Employee Benefits. There are no liens or other claims which affect or could affect the Telephony Business or the Assets, of any nature, whether at law or in equity, asserted or unasserted, perfected or unperfected, arising out of or relating to any employee or the operation, sponsorship or participation in any employee benefit plan, program, procedure or other practice of any kind, whether or not subject to the Employee Retirement Insurance Security Act of 1974.

        4.13 Product Liability. To Seller's Knowledge, Seller has no Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Telephony Products manufactured, sold, leased, or delivered by Seller.

        4.14 Disclosure. The representations and warranties contained in this
Article IV do not contain any untrue statement of fact or omit to state any fact necessary in order to make the statements and information contained in this
Article IV not misleading.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Except as otherwise set forth in the Purchaser Disclosure Schedule provided to Seller, a copy of which is attached as Schedule V, and Purchaser hereby represents and warrants to Seller that:

        5.1 Organization and Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to carry on its businesses as now conducted. Purchaser is duly qualified or licensed to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified or licensed, except in such jurisdictions in which failure to be so qualified or licensed would not have a Material Adverse Effect on Purchaser.

        5.2 Power, Authorization and Validity. Purchaser has the right, power, legal capacity and authority to enter into and perform its respective obligations under this Agreement and the Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements have been duly and validly approved and authorized by the board of directors of Purchaser. No authorization or approval, governmental or otherwise, is necessary in order to enable Purchaser to enter into and to perform the terms of this Agreement or the Ancillary Agreements. This Agreement is and the Ancillary Agreements, when executed and delivered by Purchaser shall be, the valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles or the exercise of judicial discretion in accordance with such principles.

        5.3 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements, nor the consummation of the transactions contemplated herein or therein will conflict with, or result in a material breach or violation of, or constitute a default (with or without notice, lapse of time or both) or give any party any right to terminate, accelerate or cancel any provision of Purchaser's charter documents as currently in effect, any material instrument, contract or understanding to which Purchaser is a party or by which Purchaser is bound, or by which Purchaser or any of its properties is bound, or any federal, state or local judgment, writ, decree, order, statute, rule or regulation applicable to Purchaser. Except for (i) consents, approvals, authorizations, registrations or filings under applicable securities laws, (ii) the termination of any waiting period under the HSR Act, if applicable, and (iii) such other consents, authorizations, filings, approvals and registrations required under any other applicable Law or Decree which, if not obtained or made, would not have a Material Adverse Effect on Purchaser, no consent of any third party or any Governmental Entity is required to be obtained on the part of Purchaser to permit the consummation of the transactions contemplated in this Agreement or the Ancillary Agreements.

        5.4 Litigation. There is no suit, action, proceeding, claim or investigation, pending or threatened against Purchaser before any Governmental Entity which questions or challenges the validity of this Agreement or any of the Ancillary Agreements, or any of the transactions contemplated herein or therein.

        5.5 Brokers. There is no broker, finder, investment banker or other person whose fees are to be paid by Purchaser, who would have any valid claim against Seller for a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated herein as a result of any agreement of, or action taken by Purchaser.

        5.6 Purchaser's Cash Payment. Purchaser has, or will have as of the Closing Date, adequate financial resources to consummate the transactions contemplated herein and to deliver to Seller the Cash Payment.

        5.7 Disclosure. The representations and warranties contained in this
Article V do not contain any untrue statement of fact or omit to state any fact necessary in order to make the statements and information contained in this
Article V not misleading.

                                   ARTICLE VI

                         PRE-CLOSING COVENANTS OF SELLER

        6.1 Conduct of Telephony Business. During the period on and from the date of this Agreement through and including the Closing Date, Seller will conduct the Telephony Business in the ordinary course consistent with past practices and will use its reasonable commercial efforts to retain Seller's employees employed in the Telephony Business, protect and preserve the Assets and the Transferred Intellectual Property, and maintain and preserve intact Seller's relationships with its consultants, independent contractors, licensors, suppliers, vendors, representatives, distributors and other customers and all others with whom it deals, all in accordance with the ordinary course of business. Seller shall promptly notify Purchaser in writing of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Seller contained in this Agreement, if made on or as of the date of that event or the Closing Date, inaccurate to the extent that the condition set forth in Section 9.3(a) shall not be satisfied.

        6.2 Access to Information. Until the Closing, Seller will allow Purchaser and its agents reasonable access upon reasonable notice and during normal working hours to the Telephony Business Records and facilities relating to the Assets, the Assumed Liabilities and the Telephony Business. Until the Closing, Seller shall cause its accountants to cooperate with Purchaser and its agents in making available all relevant financial information requested with respect to the Assets, the Assumed Liabilities and the Telephony Business.

        6.3 Satisfaction of Conditions Precedent. Seller will use its reasonable commercial efforts to satisfy or cause to be satisfied all the conditions precedent to the Closing hereunder, and to cause the transactions contemplated herein to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties, which may be necessary or reasonably required on its part in order to effect the transactions contemplated herein.

        6.4 No Solicitation; Seller Stockholders' Meeting.

            (a) Except as contemplated under the terms of this Agreement, Seller shall not (i) solicit any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding Seller to any Person in connection with an Acquisition Proposal, or (iii) approve, endorse or recommend any Acquisition Proposal; provided, however, that prior to the adoption of this Agreement by the Required Seller Stockholder Vote, this Section 6.4(a) shall not prohibit Seller from furnishing nonpublic information regarding Seller to, or entering into discussions with, any Person in response to an Acquisition Proposal or approving, endorsing or recommending an Acquisition Proposal if the board of directors of Seller concludes in good faith, after having taken into account the advice of its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary obligations to Seller's stockholders under applicable Law.

            (b) Seller shall take such actions as it reasonably deems necessary to call, give notice of and hold a meeting of the holders of Seller's common stock (the "Seller Stockholders' Meeting") to vote on a proposal to approve this Agreement and the Transaction (the "Seller Stockholder Proposal"). Seller will, through its board of directors, recommend to its shareholders approval of the Seller Stockholder Proposal, subject to the board's fiduciary duties. The Seller Stockholders' Meeting shall be held as promptly as practicable following the date hereof. Seller shall ensure that all proxies solicited in connection with Seller Stockholders' Meeting are solicited in compliance with all applicable legal requirements. As promptly as practicable after the date of this Agreement, Seller shall prepare and cause to be filed with the SEC the Proxy Statement. Seller shall use its best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Seller will use its best efforts to cause the Proxy Statement to be mailed to Seller's stockholders as promptly as practicable. Purchaser shall promptly furnish to Seller all information concerning Purchaser that may be required or reasonably requested in connection with any action contemplated by this Agreement. The Proxy Statement, at the date mailed to Seller's stockholders and at the time of the Seller Stockholders' Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in light of the circumstances under which they are made. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

        6.5 Foreign Telephony Products. Seller shall use best efforts to grant or cause to be granted to Purchaser, prior to the Closing, an exclusive, royalty-free license to manufacture and sell certain foreign telephony products (as described on Schedule 6.5 hereto), in a territory comprised of South America, Central America, and the Caribbean, which license shall become an Assumed Contract and shall be in substantially the form of Exhibit E hereto.

        6.6 Bulk Sales. Purchaser acknowledges and agrees that Seller will not comply with the provisions of any bulk transaction laws of any jurisdiction in connection with the Transaction. Accordingly, Purchaser hereby waives compliance with applicable bulk transfer or similar laws, if any, applicable to the transactions contemplated in this Agreement.

        6.7 WARN Act. Seller shall use its reasonable commercial efforts to comply with the notice requirements of the Worker Adjustment and Retraining Notification Act, 29 U.S.C.A. Section 2101 et seq.

                                   ARTICLE VII

                       PRE-CLOSING COVENANTS OF PURCHASER

        7.1 Advise of Changes. Purchaser will promptly notify Seller in writing of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Purchaser contained in this Agreement, if made on or as of the date of that event or the Closing Date, untrue or inaccurate to the extent that the condition set forth in Section 9.2(a) shall not be satisfied.

        7.2 Satisfaction of Conditions Precedent. Purchaser will use its reasonable commercial efforts to satisfy or cause to be satisfied all the conditions precedent to the Closing hereunder, and to cause the transactions contemplated herein to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated herein.

                                  ARTICLE VIII

                                MUTUAL COVENANTS

        8.1 Confidentiality and Publicity. The parties acknowledge that Seller and Purchaser have previously executed a non-disclosure agreement dated July 28, 2000, as amended (the "Confidentiality Agreement"), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms. Unless otherwise permitted by this Agreement, Seller and Purchaser shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the National Association of Securities Dealers.

        8.2 Regulatory Filings; Consents; Reasonable Efforts.

            (a) Regulatory Filings. Subject to the terms and conditions of this Agreement, each of Seller and Purchaser shall use its respective reasonable commercial efforts to (i) make all necessary filings with respect to the Transaction and this Agreement under the Securities Act, the Exchange Act and applicable blue sky or similar securities laws and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith, (ii) make appropriate filings with federal, state, provincial or local governmental bodies or applicable foreign governmental agencies and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith, (iii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transaction and (iv) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated in this Agreement as promptly as practicable.

            (b) HSR Filings. As promptly as practicable after the execution of this Agreement, each of Seller and Purchaser shall make (or shall cause its respective "ultimate parent entities" as defined under the HSR Act to make) any and all required governmental filings required under the HSR Act ("HSR Filings"), with respect to the transactions contemplated under this Agreement and the Ancillary Agreements, and shall use its respective best efforts to respond promptly to all inquiries or requests for additional information or documentation from the Department of Justice ("DOJ"), the Federal Trade commission ("FTC") or any other Governmental Entity, as applicable. Each of Seller and Purchaser shall use its respective best efforts to resolve such objections, if any, as DOJ, FTC or any other Governmental Entity, as applicable, may assert under applicable antitrust laws with respect to the Transaction; provided, however, that (i) neither Seller nor Purchaser shall be required hereunder to divest itself of any assets, properties or businesses and (ii) neither Seller nor Purchaser shall be required to consent to any modification or amendment of this Agreement. In the event an action is instituted by DOJ, FTC or any other Governmental Entity challenging the Transaction as violative of applicable antitrust laws or an investigation is commenced, each of Purchaser and Seller will use its respective best efforts to resolve such action or investigation. Each of Seller and Purchaser, as applicable, will notify the other of all correspondence, filings or communications between such party and its representatives, on the one hand, and DOJ and/or FTC, or any other Governmental Entity, on the other hand, with respect to this Agreement, the Ancillary Agreements and the transactions contemplated herein and therein. Each of Seller and Purchaser, as applicable, will furnish the other party with such necessary information and reasonable assistance as such other party may request in connection with the preparation of the HSR Filings. Each of Purchaser and Seller shall, from time to time and on a reasonably timely basis, advise the other, or its designated representatives, in reasonable detail of the status and progress of Purchaser's or Seller's, as applicable, HSR Filings.

        8.3 Further Assurances. Prior to and following the Closing, each party to this Agreement agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and the Ancillary Agreements and contemplated herein and therein and to carry into effect the intent and purposes of this Agreement. Prior to and after the Closing Date, Seller shall reasonably cooperate with Purchaser in attempting to obtain the agreement of parties to the Assumed Contracts necessary for Purchaser's enjoyment of the Assets or the Transferred Intellectual Property or Purchaser's conduct of the Telephony Business following the Closing Date to extend the benefits and obligations of such Assumed Contracts to Purchaser. Seller shall, from time to time, at the request of Purchaser, and without further consideration, execute and deliver such instruments of transfer, conveyance and assignment in addition to those delivered pursuant to Sections 2.1 and 9.3 hereof, and take such other actions, as may be necessary to assign, transfer, convey and vest in Purchaser, and to put Purchaser in possession of, the Assets, including but not limited to obtaining any and all required consents of third parties which Seller has not obtained as of the Closing Date. Purchaser shall, from time to time at the request of Seller, and without further consideration, execute and deliver such instruments of assumption, and take such other action, as may be reasonably necessary to effectively confirm the assumption by Purchaser of the Assumed Liabilities.

                                   ARTICLE IX

                              CONDITIONS TO CLOSING

        9.1 Conditions to Each Party's Obligations. The respective obligations of each party to this Agreement to effect the transactions to be performed by such party at the Closing are, at the option of such party, subject to the satisfaction at or prior to the Closing of the following conditions:

            (a) No Orders. No order shall have been entered, and not vacated, by a court or administrative agency of competent jurisdiction, in any action or proceeding which enjoins, restrains or prohibits the Transaction or the consummation of any other transaction contemplated herein.

            (b) Permits, Authorizations and Approvals. All permits, authorizations, approvals and orders required to be obtained under all applicable Laws or Decrees in connection with the transactions contemplated herein, including but not limited to any applicable consent or termination of any applicable waiting period under any Law shall have been obtained and shall be in full force and effect at the Closing Date.

            (c) No Litigation. There shall be no litigation pending or threatened by any Governmental Entity in which (i) an injunction is or may be sought against the transactions contemplated herein or (ii) relief is or may be sought against any party hereto as a result of this Agreement and in which, in the good faith judgment of the board of directors of either Purchaser or Seller (relying on the advice of their respective legal counsel), such Governmental Entity has the probability of prevailing and such relief would have a Material Adverse Effect upon such party.

            (d) Stockholder Approval. The Seller Stockholder Proposals shall be approved by the stockholders of Seller by the requisite vote under applicable Law and Seller's Certificate of Incorporation.

        9.2 Conditions to Obligations of Seller. The obligations of Seller to effect the transactions to be performed by it at the Closing are, at the option of Seller, subject to the satisfaction at or prior to the Closing of the following additional conditions:

            (a) Representations and Warranties. The representations and warranties of Purchaser set forth in ARTICLE V hereof shall be true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made at the Closing, except for such inaccuracies which individually or in the aggregate do not constitute a Material Adverse Effect, and Purchaser shall have delivered to Seller a certificate (the "Purchaser Compliance Certificate") to such effect dated as of the Closing Date and signed by the President of Purchaser.

            (b) Performance. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser, at or prior to the Closing shall have been duly complied with and performed except for such breaches or failure to perform which individually or in the aggregate do not constitute a Material Adverse Effect, and Purchaser shall have delivered to Seller the Purchaser Compliance Certificate to such effect.

            (c) Purchase Price. Purchaser shall have delivered the Cash Payment to Seller in accordance with Section 2.6 hereof.

            (d) Ancillary Agreements. Purchaser shall have executed and delivered to Seller each of the Ancillary Agreements.

            (e) Purchaser's Closing Deliverables. At the Closing, Purchaser will deliver to Seller the following items:

                (i) the Cash Payment;

                (ii) the Purchaser Compliance Certificate in accordance with
Section 9.2(a) and (b) hereof;

                (iii) copies of each of the Ancillary Agreements executed by Purchaser;

                (iv) an agreement confirming the assumption by Purchaser of the Assumed Liabilities (the "Assumption Agreement");

                (v) a certificate, signed by the Secretary of Purchaser certifying as to and accuracy of, and attaching copies of, Purchaser's charter documents and all board of directors resolutions adopted in connection with the Transaction; and

                (vi) all other documents required to be delivered to Seller under this Agreement.

            (f) Opinion of Counsel. Seller shall have received from counsel to Purchaser an opinion letter in form and substance as set forth in Exhibit B hereto, addressed to Seller, and dated as of the Closing Date.

        9.3 Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the transactions to be performed by it at the Closing are, at the option of Purchaser, subject to the satisfaction at or prior to the Closing of the following additional conditions:

            (a) Representations and Warranties. All the representations and warranties of Seller set forth in ARTICLE IV hereof shall be true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made at the Closing, except for such inaccuracies which individually or in the aggregate do not constitute a Material Adverse Effect and Seller shall have delivered to Purchaser a certificate (the "Seller Compliance Certificate") to such effect dated as of the Closing Date and signed by the President of Seller.

            (b) Performance. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Seller at or prior to the Closing shall have been duly complied with and performed except for such breaches or failures to perform which individually or in the aggregate do not constitute a Material Adverse Effect, and Seller shall have delivered to Purchaser the Seller Compliance Certificate to such effect.

            (c) Required Consents. Any required consents from third parties to the Assumed Contracts and other instruments required to allow the consummation of the Transaction and the other transactions contemplated herein shall have been obtained, except for such consents the failure to obtain such would not result in a Material Adverse Effect and evidence thereof satisfactory to Purchaser shall have been delivered to Purchaser.

            (d) Material Adverse Change. There shall have been no Material Adverse Change relating to the Assumed Liabilities, the Assets or the Telephony Business.

            (e) Key Employee. Ian Laing shall have accepted an offer of employment with Purchaser.

            (f) Seller's Closing Deliverables. At the Closing, Seller will deliver to Purchaser the following items:

                (i) a bill of sale, intellectual property assignments, assignments and assumptions of contracts and such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to counsel to Purchaser as shall be legally sufficient to vest in Purchaser good title to the Assets (including the Assumed Contracts and Transferred Intellectual Property);

                (ii) the Telephony Business Records;

                (iii) the Seller Compliance Certificate in accordance with
Section 9.3(a) and (b) hereof;

                (iv) all required consents from third parties to the Assumed Contracts in accordance with Section 9.3(c) hereof;

                (v) executed copies of each of the Ancillary Agreements;

                (vi) a certificate, signed by the Secretary of Seller, certifying as to the truth and accuracy of, and attaching copies of, Seller's charter documents and board of directors and shareholder resolutions adopted in connection with the Transaction; and

                (vii) all other documents required to be delivered to Purchaser under the provisions of this Agreement.

            (g) Opinion of Counsel. Purchaser shall have received from counsel to Seller an opinion letter in form and substance as set forth in Exhibit A attached hereto, addressed to Purchaser, and dated as of the Closing Date.

                                    ARTICLE X

                              POST-CLOSING MATTERS

        10.1 Employees.

            (a) Employment Offer and Employment Terms and Conditions. An offer of employment shall be made by Purchaser to any or all of those Seller employees listed on Schedule 10.1 ("Prospective New Purchaser Employees") at the sole discretion of Purchaser. The parties hereby acknowledge that Purchaser is not under any obligation to employ any current or future employee of Seller.

            (b) Seller's Obligations and Liabilities.

                (i) Seller shall be solely responsible for filing all tax returns with respect to its employment of any Seller employee through the Closing Date.

                (ii) Seller shall be solely liable for and obligated to pay any liabilities with respect to Seller's termination of employment of any employee on or before the Closing Date.

                (iii) Seller shall be responsible for any liability for claims filed with respect to any employee of Seller eligible for coverage, reimbursement and/or benefits under the terms of any Seller Employee Plan. Additionally, Seller shall be responsible for any liability for accrued benefits with respect to any Prospective New Purchaser Employee who, as a result of employment with Seller on or before the Closing Date, was a participant in any of Seller's Employee Plan. As used herein, "Seller Employee Plans" shall mean, collectively, any bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, pension, profit-sharing, retirement, health, welfare, insurance, or other benefit plans and agreements for the benefit of current or former employees of Seller.

        10.2 Access to Telephony Business Records. From and after the Closing Date, each party shall afford the other access to all pre-Closing Telephony Business Records and other information acquired or retained by it pursuant hereto, including data processing information, upon reasonable notice during ordinary business hours for all reasonable business purposes, and each party shall permit the other party to make copies of any such records and retain possession of such copies. Each of Purchaser and Seller shall use reasonable care to maintain the confidentiality of the Telephony Business Records in the possession of such party pursuant to the terms and subject to the conditions set forth in the Confidentiality Agreement.

        10.3 Tax Liability.

            (a) Except as set forth herein, Seller shall pay all Taxes arising from or relating to the transactions contemplated in this Agreement (the "Transaction Taxes"). If a resale certificate, resale purchase exemption certificate, production machinery and equipment exemption certificate or other certificate or document of exemption is required to reduce or eliminate the Transaction Taxes, Purchaser will promptly furnish such certificate or document to Seller or Purchaser will cooperate with Seller to allow Seller to obtain such reduction or exemption from Transaction Taxes.

            (b) All ad valorem, property (whether real or personal) and similar taxes ("Property Taxes") with respect to the Assets for any tax period in which the Closing Date occurs shall be prorated between Purchaser and Seller, with Seller economically responsible for the Property Taxes for the portion of the tax year prior to and including the Closing Date. Seller shall be responsible for the preparation and filing of any tax returns or reports related to the Assets that are required to be filed on or before the Closing Date. Seller shall be responsible for all taxes imposed on or with respect to the Assets that are attributable to any whole or partial taxable period ending on or before the Closing Date. Purchaser, with the cooperation of Seller, shall be responsible for the preparation and filing of all tax returns or reports related to the Assets.

        10.4 Covenant Not to Compete. For a period of 48 months, from and after the Closing Date (the "Term of the Non-Compete"), Seller will not, directly or indirectly, engage in, own, manage, operate, finance, control, or participate in the ownership, management, operation or control of the sale of telephony equipment (not including Internet appliances) worldwide (and for purposes of this Agreement, any of such activities shall constitute "Competition" and shall be deemed "Competitive"). Notwithstanding the foregoing restriction, Seller may engage in sales of Internet appliances and services incident to its Mailstation Business worldwide, and purchase or otherwise acquire shares of Purchaser without limitation, except for restrictions under applicable securities laws, and may purchase or acquire up to (but not more than) five percent (5%) of any class of securities of any enterprise which is engaged in Competition (but without otherwise participating in the activities of such enterprise) if (i) such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 or on any foreign securities exchange or (ii) such securities are issued in a private venture capital round of financing. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 10.4 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope or duration of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. In the event of an Acquisition of Seller after the Closing by a person engaged in Competition, this Section
10.4 shall terminate and be of no further force and effect.

        10.5 Inventory Sales. Purchaser shall use its reasonable commercial efforts, at Purchaser's expense, to distribute, market and sell the Inventory, for Seller's account, for 48 months following the Closing Date. With respect to any proposed sales of Inventory below Seller's Cost, to the extent Seller's consent is required pursuant to Section 2.7(a)(ii), Seller agrees that such consent will not be unreasonably withheld. As security for Purchaser's Additional Inventory Payment obligations to Seller, Purchaser will grant to Seller a security interest in the Inventory at the Closing pursuant to a security agreement, a form of which is attached hereto as Exhibit C. Purchaser agrees to pay, and to hold Seller harmless from, any sales, use, excise, import or export or similar tax or duty, resulting from the sale of the Inventory, as well as the collection on withholding thereof, including penalties or interest, as well as any costs associated with the collection or withholding thereof, and all license fees and similar fees levied upon sales of such Inventory. Purchaser will be responsible for all support and fulfillment obligations resulting from the sale of Inventory. Purchaser will conspicuously inform (including in such manner as Seller may reasonably designate) all customers that they must direct to Purchaser all support and maintenance inquiries concerning any of the Inventory.

        10.6 License Agreement.

            (a) Effective as of the Closing Date, Purchaser agrees to grant a license (the "License") to Seller of certain Transferred Intellectual Property pursuant to the terms of a license agreement, substantially in the form of attached Exhibit D.

            (b) License to the Marks. Effective as of the Closing Date, Seller agrees to grant to Purchaser an exclusive, nontransferable, royalty-free, perpetual license to use solely in the manner specified below, the trademarks and service marks (the "Marks") listed in Schedule 10.6 in connection with Purchaser's operation of the Telephony Business following Closing. Purchaser shall solely use the Marks in connection with Purchaser's post-Closing operation of the Telephony Business and shall not use the Marks in respect of any other goods or services unless otherwise agreed to by Seller in writing. Seller reserves for itself all other uses of the Marks including use in the Mailstation Business. In addition:

                (i) Quality Control. The nature and quality of the products and services supplied in connection with Purchaser's use of the Marks shall conform to the standards set by Seller. In the event that Purchaser's use of the Marks do not comply with Seller's quality standards, Purchaser shall modify its use of the Marks and shall submit corrected specimens of use to Seller within thirty
(30) days of notice by Seller.

                (ii) Certain Acknowledgments. Purchaser agrees that it will not do anything inconsistent with the limited license set forth in this Section 10.6(b). Purchaser agrees that the use of the Marks by Purchaser shall inure to the benefit of and be solely on behalf of Seller. Purchaser acknowledges that its utilization of the Marks as provided herein will not create or confer any right, title or interest in any other trademark or service mark of Seller or the Marks as a combination with other works.

                (iii) Restrictions on Use. Purchaser agrees that it will not adopt or use as part or all of any corporate name, trade name, trademark, service mark or certification mark, any trademark or other mark confusingly similar to the Marks except to the extent permitted under this Section 10.6(b). Purchaser shall use the Marks so that it creates a separate and distinct impression from any other trademark that may be used by Purchaser. Purchaser agrees that it will not contest any Seller registration or application for any of the Marks. Purchaser shall comply with all applicable laws and regulations pertaining to the proper use and designation of the Marks.

                (iv) No Registration. Purchaser agrees not to apply to register the Marks, or any works or combination of words containing the Marks or any confusingly similar designation.

                (v) Infringement. Seller shall have the sole and exclusive right to commence or prosecute any claims or suits for infringement or any other cause of action or claim for relief for unauthorized use of the Marks provided, however, that if Seller does not institute an infringement suit within ninety
(90) days after written request from Purchaser, Purchaser may, at its expense, institute and prosecute such suit in the name of Seller.

                (vi) Formalities. Purchaser shall assist Seller in complying with the formalities of local law (if applicable), including but not limited to, the execution of any application for registration as a registered user, the execution of additional license agreements suitable for recording with appropriate authorities, of providing proof of use of the Marks on any other applicable documents. Purchaser shall pay the expense of complying with such formalities.

        10.7 Patent Indemnification. Notwithstanding anything to the contrary in this Agreement, and subject to the limitations set forth in this Section 10.7, Seller shall at its expense, defend, indemnify, and hold Purchaser harmless from and against any and all losses, costs, damages, Liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees (collectively, "Patent Losses"), arising from Purchaser's sale of Telephony Products or derivatives thereof post-Closing, to the extent such Patent Losses are incurred by Purchaser as a result of the patent infringement claim identified on Schedule 10.7 (the "Patent Claim"); provided, however, Seller's obligation to indemnify Purchaser shall be limited to the extent such Patent Losses arise from the Telephony Products and follow-on products sold to Purchaser under the terms of this Agreement and; further, provided, Seller shall not be obligated to indemnify Purchaser for any Patent Losses which constitute royalty fees payable for Purchaser's sale of the Telephony Products or follow-on products post-Closing up to $0.40 per unit of Telephony Product ("Future Patent Royalty Fees"). Seller shall be obligated to indemnify Purchaser for any Patent Losses which constitute royalty fees payable for Purchaser's sale of the Telephony Products or follow-on products post-Closing to the extent such royalty fees exceed $0.40 per unit of Telephony Product. In the case of a lump sum settlement of the Patent Claim which includes a settlement of Future Patent Royalty Fees, the parties to this Agreement will make a good faith estimate of the settlement amount attributable to the Future Patent Royalty Fees, including in such calculation a good faith estimate of the number of units of Telephony Product that will be sold by Purchaser from the Closing Date until the expiration of the U.S. Patent upon which the Patent Claim is based. Purchaser shall reimburse Seller for the portion of the lump sum settlement amount allocated by the parties to the Future Patent Royalty Fees.

        Purchaser acknowledges and agrees that Seller will have sole and complete control of the defense, prosecution and settlement of the Patent Claim. Nothing in this Section 10.7 or elsewhere in this Agreement shall be construed as (i) granting to Purchaser the right to engage in settlement discussions or negotiations on behalf of Seller or with respect to the Patent Claim or (ii) creating indemnification obligations on the part of Seller other than those expressly set forth in this Section 10.7. Purchaser shall fully cooperate with Seller, at Seller's expense, in the defense, prosecution and settlement of the Patent Claim. Seller's indemnification obligations under this Section 10.7 apply solely to the Patent Claim and are separate and distinct from any claims Purchaser may have under Article XI for Seller's breach of representations and warranties.

        10.8 Notice to Vendors. Seller shall, as soon as practicable following the Closing Date, send to each vendor who is a party to an Assumed Contract a written notice of the assignment to Purchaser of Seller's obligation under such Assumed Contract, which notice shall request such vendor's agreement to look solely to Purchaser for payment or performance of such Assumed Contract and to release Seller from all obligations thereunder.

        10.9 Collection of Accounts Receivable. To the extent Purchaser receives any payment after the Closing from a customer on account of accounts receivable arising from the Telephony Business prior to the Closing, all such payments shall inure to the benefit of Seller, and shall be remitted promptly by Purchaser to Seller.

        10.10 Distribution from Seller's 401(k) Plan. To the extent that Purchaser hires individuals who were employed by Seller as of the Closing Date ("Former Seller Employees"), Seller hereby agrees that it shall cause the accounts, if any, of such Former Seller Employees in Seller's 401(k) Plan to be distributed as provided by Code Section 401(k)(10)(A)(ii).

                                   ARTICLE XI

                                 INDEMNIFICATION

        11.1 Indemnification.

            (a) The representations and warranties of the parties hereto shall survive the Closing and continue in full force and effect until the first anniversary of the Closing Date (the "Survival Period").

            (b) Subject to the limitations set forth in this Article XI, Seller will indemnify, defend and hold harmless Purchaser and its officers, directors, agents, and employees (each an "Indemnified Person") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees arising out of any misrepresentation or breach of or default in connection with any of the representations or warranties made by Seller under
Article IV of this Agreement (collectively, "Damages"). Indemnified Persons shall act in good faith and in a commercially reasonable manner to mitigate any Damages they may suffer. Notwithstanding anything herein to the contrary, Seller's obligations to indemnify Purchaser for any Patent Losses shall be governed exclusively by Section 10.7.

            (c) No claim for Damages shall be made under this Article XI unless
(i) Seller receives written notice of such claim (as provided in Section 11.2) during the applicable Survival Period, and (ii) the aggregate of Damages shall exceed $250,000 and then only to the extent such amount is exceeded. Notwithstanding the foregoing, Seller's aggregate indemnification obligations under this Article XI, and excluding Seller's obligations under Section 10.7, shall not exceed $1,000,000. The Indemnified Persons' sole and exclusive remedy against Seller for Damages shall be indemnification under this Article XI; provided, however, that nothing contained in this Section 11.1(c) shall limit any remedy at law or equity to which Purchaser may be entitled against Seller for fraud or intentional misrepresentation.

        11.2 Procedures for Indemnification.

            (a) Upon receipt by Seller on or before expiration of the Survival Period of a certificate signed by any officer of Purchaser (an "Officer's Certificate") stating that with respect to the indemnification obligations of Seller set forth in this Article XI, Damages exist and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation or breach of warranty, to which such item is related (attaching relevant documentation) (an "Indemnification Claim"), Purchaser shall, subject to the provisions of this Article XI, pay such Damages pursuant to Section 11.2(c), provided, however, Seller shall have a period of thirty (30) days following delivery of the Officer's Certificate in which to object to Purchaser's claim for indemnification, by delivery of a written notice of such objection to Purchaser specifying in reasonable detail the basis for the objections, and provided further that in the event the Indemnification Claim involves a Third Party Claim (as defined below) then the procedures in Section 11.2(d) shall be observed by all parties. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by Seller.

            (b) If an objection is timely delivered by Seller and the dispute is not resolved within twenty (20) business days from the delivery of such objection, such dispute shall be resolved in accordance with the provisions of
Article XIII hereof.

            (c) Subject to Section 11.1(c), upon determination of the amount of an Indemnification Claim, whether by (i) an agreement between the Indemnified Person and Seller, (ii) an arbitration award or (iii) a final judgment (after expiration of all periods for appeal of such judgment) or other final nonappealable order, Seller shall pay the amount of such Indemnification Claim by (x) authorizing Purchaser to offset the amount of such Indemnification Claim against Additional Inventory Payments or Royalty Payments (as determined by Seller), or (y) wire transfer of immediately available funds within ten (10) days of the date such amount is determined.

            (d) Should any claim be made, or suit or proceeding (including, without limitation, a binding arbitration or an audit by any taxing authority) be instituted against an Indemnified Person which, if prosecuted successfully, would be a matter for which Indemnified Person is entitled to indemnification under this Agreement (a "Third Party Claim"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

                (i) The Indemnified Person shall give Seller written notice of any such claim promptly after receipt by Indemnified Person of notice thereof. Any delay in giving notice hereunder which does not materially prejudice Seller, shall not affect Indemnified Person rights to indemnification hereunder. Seller may, at its option, (x) undertake control of the defense thereof by counsel of its own choosing, or (y) decline to assume control of but participate in the defense thereof. If Seller assumes control of the defense thereof, an Indemnified Person may participate in the defense through its own counsel at its own expense. If Seller declines to control but elects to participate in the defense thereof, the Indemnified Person may control the defense and have its expenses promptly reimbursed by Seller. The assumption of the defense of any Third Party Claim by Seller shall be an acknowledgment by Seller that such Third Party Claim is subject to indemnification under the provisions of this Article XI and that such provisions are binding on Seller. If, however, Seller fails or refuses to undertake the defense of such Third Party Claim within twenty (20) days after written notice of such claim has been delivered to Seller by an Indemnified Person, such Indemnified Person shall have the right to undertake the defense, compromise and, subject to Section 11.2, settlement of such Third Party Claim with counsel of its own choosing. In the circumstances described in the preceding sentence, Indemnified Person shall, promptly upon its assumption of the defense of such Third Party Claim, make an Indemnification Claim as specified in Section 11.2 which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein. Failure of an Indemnified Person to furnish written notice to Seller of a Third Party Claim shall not release Seller from Seller's obligations hereunder, except to the extent Seller is prejudiced by such failure.

                (ii) Seller and Indemnified Persons shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of the Indemnified Person as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such claim.

            (e) Unless Seller has failed to fulfill its obligations under this
Article XI, no settlement by an Indemnified Person of a Third Party Claim shall be made without the prior written consent by or on behalf of Seller, which consent shall not be unreasonably withheld or delayed. If Seller has assumed the defense of a Third Party Claim as contemplated by Section 11.2(d), Seller may settle such Third Party Claim so long as terms includes full release of all claims against the Indemnified Person.

                                   ARTICLE XII

                            TERMINATION OF AGREEMENT

        12.1 Termination. This Agreement may be terminated prior to the Closing (whether before or after approval of this Agreement by Seller's stockholders):

            (a) by mutual written consent of Purchaser and Seller;

            (b) by either Purchaser or Seller if the Closing shall not have occurred by December 31, 2000 (unless the failure to consummate the Transaction is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Closing);

            (c) by either Purchaser or Seller if a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction;

            (d) by either Purchaser or Seller if (i) Seller Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and Seller's stockholders shall have taken a final vote on a proposal to adopt this Agreement, and (ii) the Seller Stockholder Proposals Agreement shall not have been adopted at such meeting by the Required Seller Stockholder Vote including at any adjournment or postponement thereof); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 11.1(d) if the failure to obtain such stockholder approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Closing;

            (e) by Purchaser if (i) any of Seller's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 9.3(a) would not be satisfied, or (ii) any of Seller's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 9.3(b) would not be satisfied; provided, however, that if an inaccuracy in Seller's representations and warranties or a breach of a covenant by Seller is curable by Seller and Seller is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Purchaser may not terminate this Agreement under this Section 11.1(e) until 30 days after notice of such inaccuracy or breach and such inaccuracy or breach remains uncured at the end of such 30 day notice period; or

            (f) by Seller if (i) any of Purchaser's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 9.2(a) would not be satisfied, or (ii) if any of Purchaser's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 9.2(b) would not be satisfied; provided, however, that if an inaccuracy in Purchaser's representations and warranties or a breach of a covenant by Purchaser is curable by Purchaser and Purchaser is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Seller may not terminate this Agreement under this Section 12.1(f) until 30 days after notice of such inaccuracy or breach and such inaccuracy or breach remains uncured at the end of such 30 day notice period.

            (g) by Seller or Purchaser, if Seller, in accordance with Section 6.4, shall have entered into a definitive acquisition agreement for an Acquisition or an Acquisition shall have occurred; provided, however, Purchaser shall not have the right to terminate this Agreement if (i) Seller's ability to consummate the Transaction has not been adversely affected by such Acquisition,
(ii) the definitive agreement expressly acknowledges this Agreement and Seller's performance hereunder, and (iii) Seller continues to perform its obligations under this Agreement.

        12.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 12.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 12.2, Section 12.3 and
ARTICLE XIII shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any willful breach of any representation, warranty or covenant contained in this Agreement.

        12.3 Expenses; Termination Fees. Except as provided in Section 10.7, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Transaction is consummated.

                                  ARTICLE XIII

                     RESOLUTION OF CONFLICTS AND ARBITRATION

        Either party hereto may, by written notice to the other, demand arbitration of any dispute arising in connection with this Agreement unless the amount of the damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. Purchaser and Seller shall agree on the arbitrator, provided that if Purchaser and Seller cannot agree on such arbitrator, either Purchaser or Seller can request that Judicial Arbitration and Mediation Services ("JAMS") select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the commercial rules then in effect of the American Arbitration Association.

                                   ARTICLE XIV

                                     GENERAL

        14.1 Governing Law and Jurisdiction. It is the intention of the parties hereto that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

        14.2 Assignment; Binding upon Successors and Assigns. None of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

        14.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provision.

        14.4 Entire Agreement. This Agreement, the exhibits and schedules hereto, the certificates referenced herein, the exhibits thereto, the Ancillary Agreements and the Confidentiality Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto.

        14.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

        14.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

        14.7 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

        14.8 Notices. All notices and other communications hereunder will be in writing and will be deemed given (a) upon receipt if delivered personally (or if mailed by registered or certified mail), (b) the day after dispatch if sent by overnight courier, (c) upon dispatch if transmitted by telecopier or other means of facsimile transmission (and confirmed by a copy delivered in accordance with clause (a) or (b)), properly addressed to the parties at the following addresses:

    Seller:                         CIDCO Incorporated
                                    220 Cochrane Circle
                                    Morgan Hill, CA  95037
                                    Attention: Paul Locklin

                                    Facsimile: (408) 776-2602

    with a required copy to:
                                    Gray Cary Ware & Freidenrich LLP
                                    400 Hamilton Avenue
                                    Palo Alto, California  94301
                                    Attention: Diane Holt Frankle, Esq.
                                    Facsimile: (650) 327-3699

    Purchaser:                      CIDCO Communications, LLC
                                    4950 Patrick Henry Drive
                                    Santa Clara, CA  95054
                                    Attention: David S. Lee

                                    Facsimile: (408) 982-0235

    with a required copy to:        Baker, Donelson, Bearman & Caldwell, P.C.
                                    165 Madison Suite 2000
                                    Memphis, Tennessee  38103
                                    Attention: Charles T. Tuggle, Jr.
                                    Facsimile: 901-577-2303


        Either party may change its address for such communications by giving notice thereof to the other party in conformity with this Section 14.8.

        14.9 Construction and Interpretation of Agreement.

            (a) This Agreement has been negotiated by the parties hereto and their respective attorneys, and the language hereof shall not be construed for or against either party by reason of its having drafted such language.

            (b) The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole.

            (c) As used in this Agreement, any reference to any state of facts, event, change or effect being "material" with respect to any entity means a state of facts that is material to the current condition (financial or otherwise), properties, assets, liabilities, business or operations of such entity. Whenever the term "enforceable in accordance with its terms" or like expression is used in this Agreement, it is understood that excepted therefrom are any limitations on enforceability under applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditor's rights.

        14.10 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section.

        14.11 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the respective dates set forth next to their signatures below.


                                       CIDCO Communications,  LLC,
Executed on September __, 2000         a Delaware limited liability company



                                       By:
                                          --------------------------------------
                                       Title:
                                             -----------------------------------

                                       CIDCO Incorporated,
Executed on September __, 2000         a Delaware corporation



                                       By:
                                          --------------------------------------
                                       Title:
                                             -----------------------------------

                             SCHEDULES AND EXHIBITS
                             ----------------------


Schedules
---------

Schedule 1.13              Inventory
Schedule 1.19              Permits
Schedule 1.20              Permitted Encumbrances
Schedule 1.23              Tangible Assets
Schedule 1.27              Transferred Intellectual Property
Schedule 2.7               Inventory Not Requiring Consent
Schedule 2.8               Warranty and Merchandise Exchange Methodology
Schedule 2.9               Allocation Schedule
Schedule IV                Seller Disclosure Schedule
Schedule V                 Purchaser Disclosure Schedule
Schedule 4.8               Intellectual Property; Telephony Products
Schedule 4.9               Assumed Contracts
Schedule 6.5               Foreign Telephony Products
Schedule 10.1              Prospective New Purchaser Employees
Schedule 10.4              Officer's Subject to Non-Competition
Schedule 10.6              Marks
Schedule 10.7              Patent Claim


Exhibits
--------

Exhibit A                  Opinion of Seller's Counsel
Exhibit B                  Opinion of Purchaser's Counsel
Exhibit C                  Security Agreement
Exhibit D                  License Agreement
Exhibit E                  Foreign Telephony Product License Agreement

                                TABLE OF CONTENTS

                                                                               Page
                                                                               ----
ARTICLE I  DEFINITIONS........................................................   1
         1.1      "Acquisition"...............................................   1
         1.2      "Acquisition Proposal"......................................   2
         1.3      "Affiliate".................................................   2
         1.4      "Assumed Contracts".........................................   2
         1.5      "Code"......................................................   2
         1.6      "Confidentiality Agreement".................................   2
         1.7      "Contracts".................................................   2
         1.8      "Encumbrances"..............................................   2
         1.9      "Excluded Assets"...........................................   2
         1.10     "GAAP"......................................................   2
         1.11     "Governmental Entity".......................................   2
         1.12     "Intangibles"...............................................   2
         1.13     "Inventory".................................................   3
         1.14     "Knowledge" or "Known"......................................   3
         1.15     "Laws or Decrees"...........................................   3
         1.16     "Liability".................................................   3
         1.17     "Material Adverse Change"...................................   3
         1.18     "Material Adverse Effect"...................................   3
         1.19     "Permits"...................................................   3
         1.20     "Permitted Encumbrances"....................................   3
         1.21     "Person"....................................................   3
         1.22     "Proxy Statement"...........................................   4
         1.23     "Tangible Assets"...........................................   4
         1.24     "Tax".......................................................   4
         1.25     "Tax Return"................................................   4
         1.26     "Telephony Business Records"................................   4
         1.27     "Transferred Intellectual Property".........................   4

ARTICLE II  PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES............   6
         2.1      Purchase and Sale of Assets; Assumption of Assumed
                  Liabilities; and Technology License.........................   6
         2.2      Assets......................................................   6
         2.3      Excluded Assets.............................................   7
         2.4      Assumption of Liabilities...................................   7
         2.5      Liabilities Not Assumed.....................................   7
         2.6      Purchase Price..............................................   8
         2.7      Post Closing Payments.......................................   8
         2.8      Warranty Adjustment Schedule................................  10

                                TABLE OF CONTENTS
                                   (continued)

                                                                               Page
                                                                               ----
         2.9      Inspection Rights...........................................  10
         2.10     Allocation..................................................  10

ARTICLE III  THE CLOSING......................................................  11
         3.1      The Closing.................................................  11

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF SELLER..........................  11
         4.1      Organization................................................  11
         4.2      Authorization...............................................  11
         4.3      No Conflicts; Consents......................................  11
         4.4      Title to Assets.............................................  12
         4.5      Compliance with Laws and Regulations; Governmental
                  Licenses, Etc...............................................  12
         4.6      SEC Reports; Seller Financial Statements....................  12
         4.7      Absence of Certain Changes or Events........................  13
         4.8      Intellectual Property.......................................  13
         4.9      Contracts and Arrangements..................................  15
         4.10     Brokers.....................................................  15
         4.11     Litigation..................................................  15
         4.12     Employee Benefits...........................................  15
         4.13     Product Liability...........................................  16
         4.14     Disclosure..................................................  16

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF PURCHASER........................  16
         5.1      Organization and Good Standing..............................  16
         5.2      Power, Authorization and Validity...........................  16
         5.3      No Violation of Existing Agreements.........................  16
         5.4      Litigation..................................................  17
         5.5      Brokers.....................................................  17
         5.6      Purchaser's Cash Payment....................................  17
         5.7      Disclosure..................................................  17

ARTICLE VI  PRE-CLOSING COVENANTS OF SELLER...................................  17
         6.1      Conduct of Telephony Business...............................  17
         6.2      Access to Information.......................................  17
         6.3      Satisfaction of Conditions Precedent........................  18
         6.4      No Solicitation; Seller Stockholders' Meeting...............  18
         6.5      Foreign Telephony Products..................................  18
         6.6      Bulk Sales..................................................  19
         6.7      WARN Act....................................................  19

ARTICLE VII  PRE-CLOSING COVENANTS OF PURCHASER...............................  19
         7.1      Advice of Changes...........................................  19

                                TABLE OF CONTENTS
                                   (continued)

                                                                               Page
                                                                               ----
         7.2      Satisfaction of Conditions Precedent........................  19

ARTICLE VIII  MUTUAL COVENANTS................................................  19
         8.1      Confidentiality and Publicity...............................  19
         8.2      Regulatory Filings; Consents; Reasonable Efforts............  20
         8.3      Further Assurances..........................................  20

ARTICLE IX  CONDITIONS TO CLOSING.............................................  21
         9.1      Conditions to Each Party's Obligations......................  21
         9.2      Conditions to Obligations of Seller.........................  22
         9.3      Conditions to Obligations of Purchaser......................  23

ARTICLE X  POST-CLOSING MATTERS...............................................  24
         10.1     Employees...................................................  24
         10.2     Access to Telephony Business Records........................  24
         10.3     Tax Liability...............................................  25
         10.4     Covenant Not to Compete.....................................  25
         10.5     Inventory Sales.............................................  26
         10.6     License Agreement...........................................  26
         10.7     Patent Indemnification......................................  27
         10.8     Notice to Vendors...........................................  28
         10.9     Collection of Accounts Receivable...........................  28
         10.10    Distribution from Seller's 401(k) Plan......................  28

ARTICLE XI  INDEMNIFICATION...................................................  28
         11.1     Indemnification.............................................  28
         11.2     Procedures for Indemnification..............................  29

ARTICLE XII  TERMINATION OF AGREEMENT.........................................  31
         12.1     Termination.................................................  31
         12.2     Effect of Termination.......................................  32
         12.3     Expenses; Termination Fees..................................  32

ARTICLE XIII  RESOLUTION OF CONFLICTS AND ARBITRATION.........................  32

ARTICLE XIV  GENERAL..........................................................  33
         14.1     Governing Law and Jurisdiction..............................  33
         14.2     Assignment; Binding upon Successors and Assigns.............  33
         14.3     Severability................................................  33
         14.4     Entire Agreement............................................  33
         14.5     Counterparts................................................  33
         14.6     Other Remedies..............................................  33

                                TABLE OF CONTENTS
                                   (continued)

                                                                               Page
                                                                               ----
         14.7     Amendment and Waivers.......................................  33
         14.8     Notices.....................................................  33
         14.9     Construction and Interpretation of Agreement................  34
         14.10    No Joint Venture............................................  35
         14.11    Absence of Third Party Beneficiary Rights...................  35

                                   AMENDMENT 1
                                       TO
                            ASSET PURCHASE AGREEMENT


        This Amendment to that certain ASSET PURCHASE AGREEMENT, dated as of September 14, 2000 Agreement (the "Agreement") by and between CIDCO Incorporated ("Seller"), and CIDCO Communications, LLC ("Purchaser"), is made and entered into as of this ___day of October, 2000 (the "Effective Date"). Capitalized terms used herein without definition shall have the meanings given such terms in the Agreement.

        WHEREAS, Seller and Purchaser agreed under the terms of the Agreement that in the case of a lump sum settlement of the Patent Claim which includes a settlement of future Patent Royalty Fees, Seller and Purchaser would make a good faith estimate of the settlement amount attributable to the Future Patent Royalty Fees, including in such calculation a good faith estimate of the number of units Telephony Products likely to be sold by Purchaser from the Closing Date until the expiration of the U.S. patent upon which the Patent Claim is based; and

        WHEREAS, Seller and Active Voice Corporation settled the Patent Claim on September 29, 2000; and

        WHEREAS, following settlement of the Patent Claim, Seller and Purchaser agreed that Purchaser shall only be required to make Patent Reimbursement Payments for a period of four years after the Closing Date, and that such Patent Reimbursement Payments shall be based on actual sales of telephony products, not the parties' good faith estimate; and

        WHEREAS, following execution of the Agreement, the parties agreed that Purchaser will take possession of the Inventory on a consignment basis, except the initial $3.5 million of Inventory, title to which will be transferred to Purchaser as of the Closing Date; and

        WHEREAS, the parties have agreed to divide equally the filing fees due in connection with the parties' HSR filings.

        NOW, THEREFORE, the parties agree to modify the Agreement as follows:

A. Patent Reimbursement Fees. Section 10.7, including Schedule 10.7 and Subpart (f) paragraph 1 Active Voice of Schedule 4.8 of the Agreement are deleted in there entirety and replaced with the following:

        1. Purchaser will pay to Seller $0.40 per unit ("Patent Reimbursement Fees") for all current and future products made, sold or placed into the stream of commerce by Purchaser using or incorporating the teachings of Active Voice United States Patent #5,327,493 (the "Patent") from the Closing Date through the fourth anniversary of the Closing Date.

        2. Patent Reimbursement Fees shall be due and payable on the first day of each calendar quarter for the preceding calendar quarter and shall be remitted separately from Inventory and Royalty Payments due under the Agreement. With respect to Patent Reimbursement Fees, Seller shall have rights of inspection in accordance with Section 2.9 of the

Agreement. The parties acknowledge that all current Telephony Products incorporate the teachings of the Patent. The parties agree that the Settlement Agreement is an assumable contract and/or license and is therefore added to
Schedule 4.8 as such.

B. Inventory Sales. Section 10.5 of the Agreement is deleted in its entirety and replaced with the following:

            (a) Purchaser shall use its reasonable commercial efforts, at Purchaser's expense, to distribute, market and sell the Inventory, for Seller's account, for 48 months following the Closing Date. With respect to any proposed sales of Inventory below Seller's Cost, to the extent Seller's consent is required pursuant to Section 2.7(a)(ii), Seller agrees that such consent will not be unreasonably withheld. Purchaser agrees to pay, and to hold Seller harmless from, any sales, use, excise, import or export or similar tax or duty, resulting from the sale of the Inventory, as well as the collection on withholding thereof, including penalties or interest, as well as any costs associated with the collection or withholding thereof, and all license fees and similar fees levied upon sales of such Inventory. Purchaser will be responsible for all support and fulfillment obligations resulting from the sale of Inventory. Purchaser will conspicuously inform (including in such manner as Seller may reasonably designate) all customers that they must direct to Purchaser all support and maintenance inquiries concerning any of the Inventory.

            (b) At the Closing Date Purchaser shall have paid to Seller $5,000,000 approximately $3,500,000 of which is a pre payment for Inventory and title to this Inventory passes to Purchaser upon the Closing Date. Otherwise, title to the Inventory will pass from Seller to Purchaser at the time of delivery to the carrier by Purchaser for shipment to the end-user customer; and as between Seller and Purchaser, risk of loss for the Inventory shall pass to Purchaser and remain with Purchaser, throughout the process of receipt and handling by Purchaser.

            (c) Purchaser will exercise reasonable care in the control and handling of Inventory in its possession and will at all times during the term hereof ensure that the Inventory in its possession will be insured against loss, damage or theft pursuant to a comprehensive general liability insurance policy or policies covering replacement cost, including property loss and contractual liability coverages. In addition, Purchaser will name Seller as an additional insured and loss payee under such policies and evidence such coverage by issuance of an insurance certificate, which certificate shall provide for notice of cancellation to Seller thirty (30) days prior to the expiration or termination of, or any material change in said insurance. Seller will segregate and keep segregated all Inventory from any other goods in its inventory while Seller remains the owner of the Inventory whether consigned, bailed, or otherwise provided, to Purchaser. The segregated Inventory will also be identified, in a manner reasonably acceptable to Seller as the property of Seller. Purchaser agrees that a lapse in insurance coverage would not reduce or otherwise affect Purchaser's responsibility to Seller for any damage to, or loss or theft of, the Inventory while the Inventory is in the possession of Purchaser.

            (d) Purchaser may only receive and store the Inventory at locations meeting safety and insurance requirements agreed to by the parties from time to time. If any of the Inventory will be kept at a location not owned or leased by Purchaser directly, then Purchaser shall assist Seller to obtain any necessary agreements or filings to protect Seller's rights in the Inventory with all involved third parties. The parties agree to sign appropriately worded

Uniform Commercial Code ("UCC") informational filings for bailment or consignment transactions as the case may be, to protect Seller's interest in the Inventory.

C. Expenses. The parties agree that expenses related to any filings under the HSR Act will be equally divided between Seller and Purchaser.

D. General. In the event of inconsistencies between the Agreement and this Amendment, the terms and conditions of this Amendment shall be controlling. Unless specifically modified or changed by the terms of this Amendment, all terms and conditions of the Agreement shall remain in effect and shall apply fully as described and set forth in the Agreement.


        IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

CIDCO INCORPORATED, A DELAWARE         CIDCO COMMUNICATIONS, LLC, A
CORPORATION                            DELAWARE LIMITED LIABILITY COMPANY



BY:                                    BY:
   -------------------------------        -----------------------------------
NAME:                                  NAME:
     -----------------------------          ---------------------------------
TITLE:                                 TITLE:
      ----------------------------           --------------------------------

                                                                         ANNEX B

                            [ALLIANT PARTNERS LOGO]


September 14, 2000

Board of Directors
CIDCO Incorporated
220 Cochrane Circle
Morgan Hill, CA 95037

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of CIDCO Incorporated ("CIDCO") of the consideration provided by Mr. David Lee for the purchase of assets related to CIDCO's Telephony Business. As contemplated by the Asset Purchase Agreement dated September 14, 2000, CIDCO will receive a Cash Payment of $5 million at the Closing of the transaction, and is expected to receive Additional Inventory Payments in cash post Closing estimated at $5 million. CIDCO is also to receive Royalty Payments on a quarterly basis for the four year period following the Closing with estimated face value of approximately $11 million. CIDCO will retain liability for warranty costs related to the Telephony Business post Closing estimated at $1 million.

For purposes of the opinion set forth herein, we have:

(a) Reviewed certain internal financial statements and other financial and operating data concerning CIDCO's Telephony Business that was prepared by CIDCO management;

(b) Analyzed certain financial projections for the Telephony Business that was prepared by CIDCO management;

(c) Discussed the past and current operations, financial condition, and the prospects of the Telephony Business with senior executives of CIDCO and Mr. David Lee;

(d) Discussed with the senior managements of CIDCO and Mr. David Lee the strategic objectives of the Asset Purchase;

(e) Compared the financial performance of the Telephony Business with that of certain comparable publicly-traded companies and the prices paid for securities in those publicly-traded companies;

(f) Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions of comparable companies;

(g) Assessed the Telephony Business' value based upon a forecast of future cash flows using a discounted cash flow analysis;

(h) Reviewed the Asset Purchase Agreement and discussed the proposed terms of the transaction with management of CIDCO and Mr. David Lee; and

BOARD OF DIRECTORS                                                        PAGE 2
CIDCO INCORPORATED                                             SEPTEMBER 14,2000
--------------------------------------------------------------------------------

(i) Performed such other analyses and considered such other factors as we have deemed appropriate.


We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections of CIDCO's Telephony Business, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Business. The financial and other information regarding the Telephony Business reviewed by Alliant Partners in connection with the rendering of this opinion was limited to information provided by CIDCO's management and certain discussions with CIDCO's senior management and Mr. David Lee regarding the Telephony Business' financial condition and prospects as well as the strategic objectives of the Asset Purchase. In addition, we have assumed that the Asset Purchase and future Royalty Payments will be consummated in accordance with the terms set forth in the Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Telephony Business, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Our opinion addresses only the fairness of the proposed Asset Purchase, from a financial point of view, to the stockholders of CIDCO, and we do not express any views on any other terms of the proposed Asset Purchase or the business and strategic basis underlying the Asset Purchase Agreement.

Alliant Partners will receive fees from CIDCO for this transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the total consideration provided by Mr. David Lee to CIDCO pursuant to the Asset Purchase Agreement is fair, from a financial point of view, to the CIDCO stockholders.


Very truly yours,


/s/ Alliant Partners
--------------------
Alliant Partners

                               CIDCO INCORPORATED

                    PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
                       SOLICITED BY THE BOARD OF DIRECTORS


        The undersigned hereby appoints Richard D. Kent and Paul G. Locklin, or either, as proxy with full power of substitution to vote and act on and consent in respect to any and all shares of the stock of CIDCO Incorporated held or owned by or standing in the name of the undersigned on the Company's books on November 1, 2000 at the Special Meeting of Stockholders of the Company to be held at the offices of CIDCO Incorporated, 220 Cochrane Circle, Morgan Hill,
California 95037 at   a.m./p.m. local time on December [8,] 2000, and any
continuation or adjournment thereof, with all power the undersigned would possess if personally present at the meeting.


        THE UNDERSIGNED HEREBY DIRECTS AND AUTHORIZES SAID PROXIES, AND EACH OF THEM, OR THEIR SUBSTITUTES, TO VOTE AS SPECIFIED BELOW WITH RESPECT TO THE PROPOSAL LISTED IN THE PARAGRAPH ON THE REVERSE SIDE, OR IF NO SPECIFICATION IS MADE, TO VOTE IN FAVOR THEREOF.

        The undersigned hereby further confers upon said proxies, and each of them, or their substitutes, discretionary authority to vote in respect to all other matters which may properly come before the meeting or any continuation or adjournment thereof.

        The undersigned hereby acknowledges receipt of: (1) Notice of Special Meeting of Stockholders of the Company, and (2) accompanying Proxy Statement.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[ ]      PLEASE MARK
         VOTE AS IN
         THIS EXAMPLE

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.


To adopt and approve the Asset Purchase            FOR      AGAINST      ABSTAIN
Agreement dated as of September 14, 2000, by       [ ]        [ ]          [ ]
and between CIDCO Communications, LLC, a Delaware limited liability company ("Buyer") and CIDCO Incorporated, a Delaware corporation ("CIDCO") and to approve the proposed sale of CIDCO's Telco Business and Assets to Buyer.

        SIGN EXACTLY AS YOUR NAME(S) APPEARS ON YOUR STOCK CERTIFICATE. IF SHARES OF STOCK STAND OF RECORD IN THE NAMES OF TWO OR MORE PERSONS OR IN THE NAME OF HUSBAND AND WIFE, WHETHER AS JOINT TENANTS OR OTHERWISE, BOTH OR ALL OF SUCH PERSONS SHOULD SIGN THE ABOVE PROXY. IF SHARES OF STOCK ARE HELD OF RECORD BY A CORPORATION, THE PROXY SHOULD BE EXECUTED BY THE PRESIDENT OR VICE PRESIDENT AND THE SECRETARY OR ASSISTANT SECRETARY. EXECUTORS OR ADMINISTRATORS OR OTHER FIDUCIARIES WHO EXECUTE THE ABOVE PROXY FOR A DECEASED STOCKHOLDER SHOULD GIVE THEIR FULL TITLE. PLEASE DATE THE PROXY.

Signature:                                     Date:
          -------------------------------           ----------------------------

Signature:                                     Date:
          -------------------------------           ----------------------------